UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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AGCO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 23, 2026	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE
Only stockholders of record as of the close of business on February 25, 2026 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on February 25, 2026, and to any invitees of the Company.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of stockholders as of the close of business on February 25, 2026 will be available for examination by any stockholder for a period of 10 days prior to the Annual Meeting at our offices at the above address during normal business hours.

ITEMS OF BUSINESS:
1.To elect nine directors to the Board of Directors for terms expiring at the Annual Meeting in 2027;
2.To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers (“NEOs”);
3.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2026;
4.To vote on a stockholder proposal regarding giving stockholders an ability to call for a special stockholder meeting, if properly presented at the meeting; and
5.To transact any other business that may properly be brought before the meeting.
We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope or vote by telephone or electronically. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.
By Order of the Board of Directors
ROGER N. BATKIN
Corporate Secretary
Atlanta, Georgia
March 12, 2026
2026 Proxy Statement     1

Summary
This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, we encourage you to read the entire proxy statement before voting.
ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 23, 2026	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE February 25, 2026	VOTING Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

VOTING RECOMMENDATIONS

Proposal	Board Vote Recommendation
Election of directors		FOR EACH NOMINEE
Advisory vote on executive compensation		FOR
Ratification of the selection of KPMG LLP		FOR
Stockholder proposal regarding giving stockholders an ability to call for a special stockholder meeting	\	AGAINST
2     AGCO Corporation

SUMMARY
DIRECTOR NOMINEES
The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

		Director Since			Committee Membership
Name	Age		Brief Biography	Independent	EC	AC	FC	GC	T&CC	TC
Michael C. Arnold	69	2013	Former President and Chief Executive Officer, Ryerson Inc.		●		●	●
Sondra L. Barbour	63	2019	Former Executive Vice President, Lockheed Martin Corporation		●	●	●		●
Suzanne P. Clark	58	2017	President, Chief Executive Officer, U.S. Chamber of Commerce		●			●	●	●
James C. Collins Jr.(1)	63	2026	Former Chief Executive Officer and Member of the Board, Corteva Agriscience
Bob De Lange	56	2021	Lead Director of AGCO Corporation, Group President, Digital, Technology & Distribution, Caterpillar Inc.		●			●		●
Zhanna Golodryga	70	2025	Former Executive Vice President, Emerging Energy and Sustainability, Phillips 66			●				●
Eric P. Hansotia	57	2020	Chairman, President & CEO, AGCO Corporation		●
Niels Pörksen	62	2021	Chairman, Chief Executive Officer, Südzucker AG		●		●	●
David Sagehorn	62	2022	Former Executive Vice President and Chief Financial Officer, Oshkosh Corporation		●	●	●		●

EC	Executive Committee	FC	Finance Committee	T&CC	Talent and Compensation Committee	●	Chair

AC	Audit Committee	GC	Governance Committee	TC	Technology Committee	●	Member
(1)Mr. Collins was appointed to the Board effective April 1, 2026. The Board expects to appoint Mr. Collins to one or more of its committees, with such committee assignment(s) to be determined at a later date.
2026 Proxy Statement     3

SUMMARY

DIVERSITY OF NOMINEES	BOARD TENURE OF NOMINEES(1)*

(1)As of February 25, 2026	* Average Board Tenure - approximately 5 years
GOVERNANCE
We have focused significant attention on a systematic and comprehensive review of our governance practices. Our governance best practices include:
•Annual election of the Board of Directors
•Five-year term limit for our Lead Director and chairs of our Audit, Governance and Talent and Compensation Committees;
•Continuation of our Board refresh process, with the addition of five new independent members since 2021;
•Regular review of committee assignments in order to bring fresh perspectives;
•Single class of shares;
•Share ownership requirements for our directors, CEO and all other executive officers; and
•Compensation recovery policy and hedging and pledging policy.
The Governance Committee will continue to review and update our governance practices to serve the best interests of all of our stockholders.
EXECUTIVE COMPENSATION ADVISORY VOTE
We are asking stockholders to approve on an advisory basis our named executive officer compensation.
For more information on the Company’s executive compensation programs, please see “Proposal 2 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2026. KPMG LLP served as the Company’s independent registered public accounting firm for 2025 and is considered to be well-qualified. The Company’s Audit Committee considered a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls.
Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2025 and 2024.

	2025	2024
Type of Fees	(in thousands)
Audit Fees	$7,423	$10,891
Audit-Related Fees	12	74
Tax Fees	—	—
Other Fees	—	—
Total	$7,435	$10,965
4     AGCO Corporation

2026 Proxy Statement     5

Information Regarding the Annual Meeting
INFORMATION REGARDING PROXIES
This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.
If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You also may vote over the telephone or electronically via the internet as described on the proxy card provided to you. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and delivering prior to the voting a proxy card bearing a later date. You may also revoke your proxy card by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the nine director nominees described below; (ii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s NEOs; (iii) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2026; (iv) against the stockholder proposal regarding giving stockholders an ability to call for a special stockholder meeting and (v) in their best judgment with respect to any other business brought before the Annual Meeting.
The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by directors, officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.
This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 12, 2026. The Company’s 2025 Annual Report on Form 10-K is also enclosed and should be read in conjunction with the matters set forth herein.
INFORMATION REGARDING VOTING
Only stockholders of record as of the close of business on February 25, 2026, are entitled to notice of and to vote at the Annual Meeting. On February 25, 2026, the Company had outstanding 72,403,814 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed.
QUORUM REQUIREMENT
A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who determines whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and the beneficial owner did not give instruction.
6     AGCO Corporation

INFORMATION REGARDING THE ANNUAL MEETING
VOTE NECESSARY FOR THE ELECTION OF DIRECTORS
Directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting. See “Proposal 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures set forth in our By-Laws.
Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.
VOTE NECESSARY TO ADOPT THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Talent and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Talent and Compensation Committee deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
VOTE NECESSARY TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2026 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2026 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
VOTE NECESSARY TO APPROVE THE STOCKHOLDER PROPOSAL REGARDING GIVING STOCKHOLDERS AN ABILITY TO CALL FOR A SPECIAL STOCKHOLDER MEETING
Approval of the Stockholder Proposal, if properly presented at the meeting, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the approval of the Stockholder Proposal even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
OTHER MATTERS
With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
As required by rules adopted by the United States Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement and the annual report to stockholders are available under the heading “Financials & Filings” in our website’s “Investors” section.
2026 Proxy Statement     7

PROPOSAL 1
ELECTION OF DIRECTORS
The Board recommends a vote “FOR” the nominees.

The Company’s By-Laws provide for a “majority voting” standard for the election of directors in uncontested elections. If an incumbent director does not receive the requisite majority vote, he or she would continue as a “carry over” director, but is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, our Governance Committee and the Board may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.
In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election”), then our By-Laws provide that directors will be elected by a plurality vote.
For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the nine individuals named below to serve as directors until the Annual Meeting in 2027 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the nominees:
8     AGCO Corporation

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL C. ARNOLD Age: 69 Director since October 2013	SONDRA L. BARBOUR Age: 63 Director since April 2019

•Former President and Chief Executive Officer of Ryerson Inc.
•Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe)
•Lead Independent Director of the Board of Directors of Kaiser Aluminum Corporation, where he also serves on the Executive Committee and is Chairman of the Nominating and Governance Committee
•Former member of the Board of Directors of Gardner Denver, Inc.

•Former Executive Vice President, Leidos Holdings, Inc. from August 2016 to January 2017
•Former Executive Vice President, Information Systems & Global Solutions, Lockheed Martin Corporation from April 2013 to August 2016
•Various leadership positions at Lockheed Martin Corporation from 1986 to 2013, including Chief Information Officer, Vice President of Corporate Internal Audit, Business Area Chief Information Officer and Vice President of Operations
•Member of the Board of Directors of NiSource, Inc., where she chairs the Audit Committee and serves on the Executive and Finance Committees
•Former member of the Board of Directors of 3M Company and Perspecta Inc.
•Chair of the Fox School of Business Management Information Systems Advisory Board

Qualifications and Skills:
As CEO of Ryerson, Mr. Arnold led the transformation of the business under private equity ownership into a leader in its industry, and then through its successful initial public offering in 2014. At Ryerson and previously Timken, Mr. Arnold was a supplier to the agricultural industry and developed extensive manufacturing and distribution expertise at both. As an independent director at Gardner Denver, he had an integral role in the sale of Gardner Denver to KKR. Mr. Arnold brings public company board and management, mergers & acquisitions, capital allocation, manufacturing, distribution, supply chain, strategy and technology expertise to the Board. In addition, Mr. Arnold has significant international experience, having been responsible for global businesses with facilities worldwide.

Qualifications and Skills:
During her 30-year career with Lockheed Martin, retiring as Executive Vice President of Information Systems & Global Solutions, Ms. Barbour oversaw one of the largest and most sophisticated information technology functions in the world, involving not just the routine IT functions of a 110,000+ employee business, but also supporting the design and manufacturing of fighter jets and other complex defense hardware and the provision of a broad range of technical, scientific, logistics, system integration and cybersecurity services to customers. She also managed Lockheed Martin’s internal audit function. Ms. Barbour brings to the Board substantial information technology, internal control and international experience.

2026 Proxy Statement     9

PROPOSAL 1 ELECTION OF DIRECTORS

SUZANNE P. CLARK Age: 58 Director since April 2017	JAMES C. COLLINS, JR. Age: 63 Director since April 2026

•Chief Executive Officer of the U.S. Chamber of Commerce since March 2021
•President of the U.S. Chamber of Commerce since June 2019
•Former Senior Executive Vice President and former Chief Operating Officer of the U.S. Chamber of Commerce
•Led a prominent financial information boutique, Potomac Research Group (PRG), from 2010 through September 2014
•Formerly with the Atlantic Media Company as President of the National Journal Group, a premier provider of information, news and analysis for Washington’s policy and political communities
•Member of the Board of the Economic Club of Washington, D.C.
•Former President of International Women’s Forum (Washington Chapter), a global group of leading women in business, law, government, technology and the arts
•Member of the Board of Directors of TransUnion, where she serves as the Chair of the Risk and Compliance Committee and serves on the Audit Committee

•Former Chief Executive Officer and Member of the Board of Corteva Agriscience
•Various other leadership positions in the agriculture business at Corteva’s predecessors, DowDuPont and DuPont from 2003 to 2019, including Chief Operating Officer and Executive Vice President
•Member of the Board of Directors of Archer-Daniels-Midland Company (NYSE: ADM) where he serves on the Audit and Compensation and Succession Committees
•Board member of Non-Public Vestaron Corporation and Pivot Bio
•Former member of the Board of Directors of Cibus, Inc.
•Former member of the Board of Directors of CropLife International
•Advisory Committee Member of the University of Delaware’s College of Agriculture and Natural Resources

Qualifications and Skills:
As Chief Executive Officer of the U.S. Chamber of Commerce, Ms. Clark serves as the U.S. private sector’s top commercial diplomat and has unequaled insight into American industry and commerce as well as the international interests of the Chamber’s 300,000 members. Ms. Clark brings to the Board the ability to provide real-time guidance on many of the critical issues being considered in Washington and elsewhere, which could affect AGCO’s strategy and operations including sustainability, government regulation and trade and commerce.

Qualifications and Skills:
Throughout his 37-year career leading the agriculture business lines at DuPont and DowDuPont, and most recently as the CEO of Corteva, Inc. prior to his retirement, Mr. Collins oversaw the launch of numerous new products and strong growth in their R&D and innovation pipelines. Mr. Collins’ work in agriculture supply chains gives him strong expertise in supporting and partnering with global farmers to improve the sustainability of agriculture. Mr. Collins brings to the Board an executive leadership background in global agriculture, food science innovation, sales and marketing, agricultural sustainability and M&A.

10     AGCO Corporation

PROPOSAL 1 ELECTION OF DIRECTORS

BOB De LANGE Age: 56 Director since January 2021 Lead Director since January 2026	ZHANNA GOLODRYGA Age: 70 Director since April 2025

•Group President, Digital, Technology & Distribution of Caterpillar Inc.
•Various leadership positions since joining Caterpillar Inc. in 1993, including Group President of Construction Industries; Vice President, Excavation Division; and Worldwide Product Manager, Earthmoving Division

•Former Executive Vice President, Emerging Energy and Sustainability at Phillips 66, a leading integrated downstream energy, manufacturing and logistics company
•Previously served as Senior Vice President, Chief Digital and Administrative Officer at Phillips 66
•Prior to joining Phillips 66, Ms. Golodryga served as Chief Information Officer and Senior Vice President for Services at Hess Corporation and Chief Information Officer at BHP Billiton Petroleum
•Serves on the Board of Directors of Regions Financial Corporation and chairs the Technology Committee
•Board Member of the Memorial Hermann Foundation

Qualifications and Skills:
As a senior executive at Caterpillar, Mr. De Lange has unique experience from working at an international business that bears many similarities to AGCO in the issues that it faces as a result of its manufacture and distribution of highly-engineered equipment through a global manufacturing base and a broad network of distributors. Mr. De Lange brings to the Board direct experience and expertise in digitalization and the development of dealer capability against a background of the product design, supply chain, manufacturing and distribution issues experienced by AGCO. Mr. De Lange’s global experience includes world-wide product management responsibilities with significant work assignments in Europe and Asia.

Qualifications and Skills:
With more than 40 years of various leadership roles in the energy industry and the information technology field, Ms. Golodryga recently retired as Executive Vice President, Emerging Energy and Sustainability at Phillips 66, where she was responsible for driving Energy Transition and Decarbonization across the enterprise. She has held senior roles at Phillips 66 since 2017 and in her previous role led the business transformation enabled by digital technology, including machine learning and AI. Ms. Golodryga brings to the Board substantial technology, innovation and digital, sustainability, corporate governance and international experience.

2026 Proxy Statement     11

PROPOSAL 1 ELECTION OF DIRECTORS

ERIC P. HANSOTIA Age: 57 Director since October 2020	NIELS PÖRKSEN Age: 62 Director since October 2021

•Chairman, President & CEO since January 1, 2021
•Senior Vice President, Chief Operating Officer of AGCO from January 2019 to December 2020; Senior Vice President, Global Crop Cycle and Fuse Connected Services, from 2015 to January 2019; and Senior Vice President, Global Harvesting and Advanced Technology Solutions, from 2013 to 2015.
•Prior to joining AGCO, Mr. Hansotia held several positions within Deere & Company including Senior Vice President, Global Harvesting, from 2012 to 2013, and Vice President, Global Crop Care based in Mannheim, Germany from 2009 to 2012. Prior positions with John Deere included General Manager, Harvester Works from 2005 to 2009; Vice President, Global Forestry from 2004 to 2005; and various roles at John Deere from 1993 to 2004.
•Member of the Board of Directors of The Toro Company, where he serves on the Nominating and Governance, and the Compensation and Human Resources Committees
•Member of The Business Council
•Member of the North American Agriculture Advisory Board (Rabobank)

•Chairman and Chief Executive Officer at Südzucker AG since 2020; Südzucker AG (SZU: GR Xetra) is based in Germany and is one of the world’s largest sugar producers
•Serves on the supervisory board of CropEnergies AG, a subsidiary of, and controlled by, Südzucker AG
•Serves on the supervisory board of AGRANA Beteiligungs-AG
•Former Group Executive of Portfolio Solutions at Nufarm, a leading agricultural chemical company based in Australia
•Former member of the Executive Board of Nordzucker
•Former Chairman of the Board of Industrieverband Agrar, a European agriculture industry association
•Various leadership positions with German-based BASF in various countries including Divisional Head of Global Strategic Marketing, Managing Director for Plant Protection and Head of Product Development, Consulting and Registration

Qualifications and Skills:
With more than 30 years of experience in the agricultural equipment industry, including working in Europe, Mr. Hansotia has direct and extensive experience in almost every aspect of our business and has broad industry knowledge in order to be able to address the needs of farmers throughout the world. Mr. Hansotia has extensive experience in the agricultural equipment industry in the areas of engineering, quality, advanced technology, manufacturing and product management. More recently, he has led AGCO’s growing focus on precision agriculture, which we view as critical to the success of our farmers and the long-term sustainability of our food supply. Mr. Hansotia brings to the Board a strong strategic view on the future trends in global agriculture, proven global leadership experience as well as valuable subject matter expertise.

Qualifications and Skills:
As a senior executive in the agricultural chemicals and commodities industries for over 20 years, Mr. Pörksen brings first-hand experience of many of the issues that farmers face throughout the world. Mr. Pörksen has deep strategy experience combined with operational expertise in agricultural engineering, quality, manufacturing, sales, marketing and product management. He also brings a wealth of knowledge and involvement in international agricultural and commodity markets, especially in Europe/Middle East, from which 67% of AGCO’s sales are derived.

12     AGCO Corporation

PROPOSAL 1 ELECTION OF DIRECTORS

DAVID SAGEHORN Age: 62 Director since March 2022

•Former Executive Vice President and Chief Financial Officer of Oshkosh Corporation
•Various other management positions with Oshkosh Corporation, including Vice President and Treasurer; Vice President, Business Development; and Vice President, Defense Segment
•Member of the Board of Directors of Chart Industries, Inc., where he serves on the Compensation Committee and is Chair of the Audit Committee

Qualifications and Skills:
Through his service for 13 years as the Chief Financial Officer of a global industrial technology company specializing in the design, development and manufacturing of purpose-built vehicles and equipment, serving the postal, firefighting, refuse and recycling collection, construction, aviation and defense industries, Mr. Sagehorn has first-hand experience with many of the finance and accounting issues faced by AGCO, as well as with the global compliance environment. His prior experience in business development adds value as AGCO continues to consider expansion through acquisitions, particularly in the precision farming area. His expertise also adds depth to the Board’s expertise with audit, public-company disclosure and related functions.

2026 Proxy Statement     13

PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR SKILLS
The following table presents on an individual basis the skills and experience of our Board Nominees in areas that are of importance to our Company. Our Board refreshment efforts over the last several years have strengthened the relevant skill set of our Board. Each Director nominee brings his or her own unique background and range of expertise, knowledge and experience, which provides a comprehensive and optimal mix of skills and qualifications necessary for our Board to effectively fulfill its oversight responsibilities.

Director Skills/Experience

Public Company Leadership Experience serving as Chair, CEO, COO, CFO of publicly traded companies of significant size and complexity.	●			●			●	●	●

Corporate Governance Experience in U.S. corporate governance through previous Board experience or executive employment.	●	●	●	●		●	●		●

Risk Management / Regulatory Experience identifying, managing and mitigating significant business risks (financial, operational, compliance, reputational, etc.).	●	●	●			●			●

International Experience conducting business inside and outside the U.S., or other meaningful exposures to non-U.S. cultures, markets and economies.	●	●	●	●	●	●	●	●	●

Agriculture Experience in the agriculture industry and understand the impact of growing conditions and economic factors on the industry.	●			●			●	●

Manufacturing Experience managing manufacturing operations, capabilities, capital needs, supply chains and cost and operating efficiencies.	●	●		●	●	●	●	●	●

Finance & Accounting
Experience and understanding of financial performance and financial reporting processes for public companies and awareness of strategies to ensure accurate and compliant reporting and robust financial controls.
	●	●		●			●		●

Sustainability Experience strengthens the Board's oversight of sustainability policies, initiatives and reporting.			●	●	●	●

Technology, Innovation & Digital Experience in engineering, research and development, product and/or process innovation, information technology, digitization, data and analytics and data management.		●			●	●	●

14     AGCO Corporation

PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR NOT STANDING FOR RE-ELECTION
Mr. Matthew Tsien has elected to not stand for re-election after 5 years of service on the Board. The Board thanks Mr. Tsien for his dedicated and excellent service.
DIRECTOR RECRUITMENT
On an ongoing basis, we actively are seeking potential director candidates. Our Governance Committee, working with its independent advisors, identifies the skills that are desirable in light of the skills of our existing directors, particularly those who are expected to retire in the near-term, and regularly interviews potential candidates. In 2026, James C. Collins Jr. joined the Board, bringing an executive leadership background in global agriculture, food science innovation, sales and marketing, agricultural sustainability and M&A.
2026 Proxy Statement     15

Board of Directors and
Corporate Governance
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:
•be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;
•receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;
•be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;
•have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;
•be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Talent and Compensation Committee; or
•be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.
In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:
•accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or
•be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.
Finally, in order to be independent for purposes of serving on the Talent and Compensation Committee, a director may not:
•be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;
•receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code; or
•have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.
These standards are consistent with the standards set forth in the NYSE rules, the Internal Revenue Code and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Talent and Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of the Talent and Compensation Committee member, including the independence factors set forth in the NYSE rules.
16     AGCO Corporation

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Hansotia, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has delegated certain functions to six standing committees: an Executive Committee, an Audit Committee, a Finance Committee, a Governance Committee, a Technology Committee and a Talent and Compensation Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Governance and Talent and Compensation Committees is an independent director under the applicable rules of the Internal Revenue Code, NYSE and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

EXECUTIVE COMMITTEE		AUDIT COMMITTEE

Chair: Eric P. Hansotia	Other Members: Michael C. Arnold Sondra L. Barbour Suzanne P. Clark Bob De Lange Niels Pörksen David Sagehorn	Chair: David Sagehorn*	Other Members: Sondra L. Barbour* Zhanna Golodryga Matthew Tsien *indicates “audit committee financial expert,” as defined under the regulations of the SEC

Principal Responsibilities
•Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the NYSE, the Company’s Certificate of Incorporation or By-Laws or other applicable laws or regulations.

Principal Responsibilities
•Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm.
•Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.
•Reviews with management the Company’s enterprise risk assessment and risk management framework as well as relevant mitigation strategies.
•Oversees cyber risk, information security and technology risk, including management’s actions to identify, assess, mitigate and remediate material cybersecurity issues and risks.
•The report of the Audit Committee for 2025 is set forth under the caption “Audit Committee Report.”

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

FINANCE COMMITTEE		GOVERNANCE COMMITTEE

Chair: Niels Pörksen	Other Members: Michael C. Arnold Sondra L. Barbour David Sagehorn	Chair: Suzanne P. Clark	Other Members: Michael C. Arnold Bob De Lange Niels Pörksen

Principal Responsibilities
•Assists the Board in the oversight of the financial management of the Company including:
•the capital structure of the Company;
•the Company’s global financing strategies, objectives and plans;
•the Company’s credit profile and ratings;
•capital expenditure and investment programs of the Company;
•the Company’s interests in finance joint ventures; and
•the Company’s annual budget process and review.

Principal Responsibilities
•Assists the Board in fulfilling its responsibilities to stockholders by:
•identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;
•developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company;
•reviewing with management and providing input regarding policies, strategies and goals relevant to workplace health and safety and the environment including the Company’s performance relevant to climate change, greenhouse gas emissions, natural resource and waste management; and
•overseeing the evaluation of the Board.

TALENT AND COMPENSATION COMMITTEE		TECHNOLOGY COMMITTEE

Chair: Sondra L. Barbour	Other Members: Suzanne P. Clark David Sagehorn Matthew Tsien	Chair: Bob De Lange	Other Members: Suzanne P. Clark Zhanna Golodryga

Principal Responsibilities
•Assists the Board with respect to the Company’s compensation programs and compensation of the Company’s executives.
•Responsible for the succession process for the Chief Executive Officer and other executive officers, including assisting the Board with respect to selecting, developing, evaluating and retaining the Chief Executive Officer, other executive officers and key talent.
•Produces an annual report of the Talent and Compensation Committee on executive compensation for inclusion in the Company’s proxy statement.

Principal Responsibilities
•Assists the Board in the oversight of:
•the Company’s strategies and policies related to data management and digital technologies including artificial intelligence, relevant to precision agriculture;
•industry trends in data management and digital technologies, including artificial intelligence, all related to end customer experience;
•competitor and potential partner developments and activities; and
•significant technology products, investments and expenditures related thereto.

18     AGCO Corporation

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
COMMITTEE COMPOSITION AND MEETINGS
The following table shows the current membership of each committee and the number of meetings held by each committee during 2025. The Company will determine the composition and chair positions of the respective committees for the remainder of 2026 following the Annual Meeting.

Director	Executive	Audit	Finance	Governance	Sustainability(1)	Talent and Compensation
Michael C. Arnold(2)	●		●	●
Sondra L. Barbour(3)	●	●	●			●
Suzanne P. Clark(4)	●			●	●	●
James C. Collins, Jr.(5)
Bob De Lange	●			●	●
Zhanna Golodryga(6)		●			●
Eric P. Hansotia	●
Niels Pörksen(7)	●		●	●
David Sagehorn(8)	●	●	●			●
Matthew Tsien(9)		●				●
Total meetings in 2025	0	9	6	5	4	7

●	Committee Chair	●	Member
(1)The Sustainability Committee was repurposed to be the Technology Committee effective January 1, 2026.
(2)Mr. Arnold joined the Finance Committee in April 2025.
(3)Ms. Barbour became Chair of the Talent and Compensation Committee in July 2025.
(4)Ms. Clark joined the Governance Committee in April 2025 and became Chair of the Governance Committee in January 2026.
(5)Mr. Collins was appointed to the Board effective April 1, 2026. The Board expects to appoint Mr. Collins to one or more of its committees, with such committee assignment(s) to be determined at a later date.
(6)Ms. Golodryga joined the Audit Committee and Sustainability Committee in April 2025.
(7)Mr. Pörksen joined the Executive Committee and became Chair of the Finance Committee in April 2025.
(8)Mr. Sagehorn joined the Executive Committee and became Chair of the Audit Committee in July 2025.
(9)Mr. Tsien has elected to not stand for re-election as discussed in the “Director Not Standing for Re-election” section.
During 2025, the Board held six meetings, and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof. Of the six meetings held during 2025, four were held in-person and two were held virtually.
IDENTIFICATION AND EVALUATION OF DIRECTOR NOMINEES
The Governance Committee has an ongoing process in place to identify potential Board candidates who possess the skills and personal characteristics that will allow the Board and its committees to best fulfill their responsibilities. As part of this process, the Governance Committee develops specific candidate profiles to guide Board refreshment as needs arise. It has retained a leading global search firm to assist in identifying candidates where appropriate. Since 2021, the Board has added five independent directors who each possess the desired expertise and meet the candidate profiles developed by the Committee.
In addition to the specific profiles established for individual searches, there are a number of factors that the Committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics. These include:
•career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, international operations, technology, distribution, product development and worldwide product management, sales, marketing, sustainability, legal, human resources and finance experience;
•experience serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
•integrity and reputation;
•wisdom and judgment;
•independence;
•willingness and ability to participate fully in the work of the Board and to attend meetings in person; and
•current membership on the Company’s Board — our Board values continuity (but not entrenchment).
The Governance Committee does not assign a particular weight to these individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board.
The Committee strives to recommend candidates who bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. The Board believes that a diversity of thought, experience, educational and professional background and other factors contributes to effective governance over the affairs of the Company for the benefit of its stockholders, and in every director search it strives to interview a diverse group of candidates. Dependent upon the specific needs of the Board at that time, when evaluating candidates for nomination as new directors, the Governance Committee ensures that included in any initial list of candidates, which is developed and from which new director nominees are to be identified by the Committee, will be candidates with a diversity of race, ethnicity and gender and the Committee considers candidates with diverse backgrounds in terms of knowledge, experience, skills and other characteristics in any initial list of candidates developed as part of a director search. The Governance Committee reviews potential Board candidates against the criteria it has established, develops a short list of candidates to recommend to the Board, obtains Board input on the candidates, arranges interviews and ultimately makes final recommendations to the Board for consideration. The Committee closely monitors the size and composition of the Board and makes recommendations as to the pace of Board refreshment so that it has the benefit of both fresh perspectives and the knowledge that tenure and experience with the Company provide.
The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the Committee requires that a stockholder send the Committee:
•a resume for the candidate detailing the candidate’s work experience and academic credentials;
•written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve if nominated and elected, (ii) consents to the disclosure of his or her name, (iii) has read the Company’s Global Code of Conduct (the “Code”) and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (iv) is, or is not, “independent” as that term is defined in the committee’s charter, and (v) has no plans to change or influence the control of the Company;
•the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);
•personal and professional references for the candidate, including contact information; and
•any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.
The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chair of the Committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The Committee does not necessarily respond directly to a submitting stockholder regarding recommendations.
In the event that a stockholder decides to formally nominate an individual for election as a director, as contrasted with recommending an individual to the Governance Committee, the process for such nomination is described in the By-Laws of the Company.
20     AGCO Corporation

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
STOCKHOLDER OUTREACH AND GOVERNANCE UPDATE
STOCKHOLDER OUTREACH
We value and place great importance on maintaining an active stockholder outreach process. We engage in discussions with stockholders throughout the year and invite stockholders representing approximately 75% of our shares that request the opportunity to discuss AGCO with them and hold discussions with each stockholder who requests a meeting. We held discussions with every stockholder who requested a meeting, representing more than 40% of the Company’s outstanding shares. These included meetings with some of our top ten stockholders, attended by our Lead Director and Chief Financial Officer. These discussions include the topics of business strategy, financial performance, Board composition and refreshment, compensation and sustainability. We also talked with over 100 other stockholders during the course of 2025 as part of regular engagement with our investor relations team.
GOVERNANCE UPDATE
Our Governance Committee regularly conducts a systematic and comprehensive review of governance practices with the objective of considering topics at each meeting and, over a reasonable time, updating our practices where the Committee concludes that there may be alternative or additional practices that would be in the best interests of our stockholders. To assist them in this process, the independent directors continue to retain a recognized independent expert. The Governance Committee regularly reviews various governance topics, including:
•Committee Chair Rotation. The Governance Committee continues to employ a term limit of five years for the Chairs of the Audit, Governance, and Talent and Compensation Committees. We believe that the limit better assures fresh perspectives in each committee’s consideration of appropriate topics. We also believe that a five-year limit is a best practice.
•Committee Structure and Refreshment. We regularly review the Board committee structure. We also regularly review Board committee membership and committee assignments to enhance Board knowledge and to bring fresh perspectives. Most recently, in 2026, we repurposed the Sustainability Committee to be the Technology Committee to further align with the committee’s purpose and responsibilities.
•Lead Director Duties. The Governance Committee previously expanded the Lead Director duties to include, among other things, a clearer role in overseeing meetings of non-management and independent directors, authority to implement decisions and recommendations of independent directors, authority to retain advisors and consultants with respect to all Board functions (and not just with respect to compensation and recruiting), and a broader role in reviewing the performance of the Board. We believe that our Lead Director duties provide a robust role and reflect best practices.
•Lead Director Rotation. Consistent with the discussion above of committee chair rotation, the Governance Committee maintains a limit for the Lead Director role, in the absence of exceptional circumstances, of five years.
•Share Ownership Requirements. The Governance Committee regularly reviews the share ownership requirements for directors and current requirement of share ownership of common stock, or other equity equivalents, for non-employee directors is equal in value to five-times the value of the annual retainer.
At the same time, the Governance Committee currently requires a share ownership requirement for our CEO and other executive officers of six-times and three-times their base compensation, respectively. We believe that these ownership requirements reflect best practices.
•Board Size and Composition. Consistent with its annual practice, the Governance Committee reviewed the Board’s size and structure and considered it relative to the extensive ongoing Board refresh process the Board is pursuing. The Board has added five new independent members since 2021 and believes that the refreshment process should proceed in a manner that gives new Board members the benefit of interacting with those having longer tenure. In addition, with the assistance of a third-party advisor, we completed a comprehensive refreshment of our strategy that was reviewed and adopted by the full Board. The Governance Committee determined that the specific expertise it had identified for its ongoing Board search was consistent with the strategic plan and would best serve the Company.
•Hedging and Pledging. Our current policy prohibits hedging and pledging. The policy was narrowed to cover only securities where the director or officer directly or indirectly controls a majority of the equity securities of the owner of the AGCO securities or otherwise directly controls the equity securities of the Company. We believe that these prohibitions are best practices and are the most stringent possible.
Independent of the systematic process of considering governance updates, the Governance Committee also considered the separation of the Chairman and CEO roles in connection with the retirement of our Chairman and CEO at the end of 2020. Although the Committee considers the Board and executive leadership structure regularly, in this instance, the specific consideration of the combination/separation of the Chairman and CEO roles took place at no fewer than six different Committee meetings over 10 months, as well as at executive sessions, full-Board meetings and meetings of the independent directors only. We also solicited input of stockholders with respect to retaining the combined role, and more stockholders were supportive of retaining the combined role than not. The Committee, and ultimately the full Board, considered an extensive range of issues and factors and unanimously concluded that it was in the best interests of stockholders to continue with a robust Lead Director structure. The process followed with respect to whether to separate the CEO and Chairman roles was careful, well-considered and lengthy, with all directors having numerous opportunities to join meetings and share their views. The Governance Committee will continue to review this topic on an annual basis.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
As time permits at future meetings, the Governance Committee will continue its review of governance practices, which may include director term limits, director mandatory retirement age, stockholder requirements for calling special meetings, stockholder ability to act by written consent, clawbacks, limitations on other Board service (overboarding), proxy access and other appropriate topics that are brought to the Committee’s attention.
BOARD LEADERSHIP STRUCTURE
Mr. Hansotia, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board; Mr. Arnold served as Lead Director of the Board until December 31, 2025, and, effective January 1, 2026, Mr. De Lange was appointed to serve as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer and has the authority to call meetings of the independent directors.
The Board reviews the Company’s Board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.
RISK OVERSIGHT
The Company’s management maintains an enterprise risk assessment process that considers the risks that face the Company that management has identified as the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Using an outline provided by the Center on Executive Compensation (“CEC”), we completed an assessment in early 2025 to determine whether our compensation programs discourage plan participants from taking “excessive risks.” The assessment confirmed, using the CEC criteria, that our compensation program discourages taking excessive risks. Management periodically meets with the Company’s Audit Committee and Talent and Compensation Committee and reviews these and other risks, including cyber-related risks and relevant strategies.
CORPORATE GOVERNANCE PRINCIPLES, COMMITTEE CHARTERS AND GLOBAL CODE OF CONDUCT
The Company provides various corporate governance and other information on its website. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:
•our corporate governance principles and charters for the Audit, Executive, Finance, Governance, Technology, and Talent and Compensation Committees of the Board are available under the “Investors” section of our website under the heading “Governance;” and
•the Company’s Global Code of Conduct is available under the “About Us” section of our website under the heading “Code of Conduct.”
In the event of any waivers of the Global Code of Conduct with respect to certain executive officers, those waivers will be available in the heading “Code of Conduct” of our website.
In addition, the Board also has a set of “Roles, Responsibilities and Expectations” designed to provide for a uniform understanding of the operation and functioning of the Board and its collegial operations.
22     AGCO Corporation

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
TALENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2025, Messrs. Sagehorn and Tsien and Mses. Barbour (Chair) and Clark served as members of the Talent and Compensation Committee. No member of the Talent and Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2025. None of the Company’s executive officers serve on the Board of Directors of any company of which any director of the Company serves as executive officer.
DIRECTOR COMPENSATION
The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $135,000 plus a grant of restricted shares of the Company’s common stock for Board service. The number of restricted shares was determined by dividing $185,000 by the closing price of the Company’s common stock on the grant date (the date of the Annual Meeting of Stockholders). Committee chairs received an additional annual retainer of $15,000 (or $25,000 for the chair of the Audit Committee, $20,000 for the chair of the Talent and Compensation Committee and $17,500 for the chair of the Governance Committee). Mr. Arnold, who was the Lead Director in 2025, also received an additional annual $40,000 Lead Director’s fee. Each non-employee director received an additional annual retainer of $6,000 if they served on three or more Board committees (excluding the Executive Committee). The Company does not have any consulting arrangements with any of its directors.

2025 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Michael C. Arnold	192,500	185,000	377,500
Sondra L. Barbour(3)	163,677	185,000	348,677
Suzanne P. Clark(4)	149,610	185,000	334,610
Bob De Lange	150,000	185,000	335,000
Zhanna Golodryga(5)	101,250	185,000	286,250
George E. Minnich(6)	49,286	—	49,286
Niels Pörksen(7)	145,302	185,000	330,302
David Sagehorn(8)	152,957	185,000	337,957
Mallika Srinivasan(6)	42,651	—	42,651
Matthew Tsien	135,000	185,000	320,000
(1)Mr. Hansotia, as an employee of the Company, was not compensated for his service on the Board. His compensation is reflected in the 2025 Summary Compensation Table.
(2)For 2025, each non-employee director was granted $185,000 in restricted stock under the Company’s long-term incentive plan. All restricted stock grants are restricted as to transferability for a period of one year following the grant date. In the event a director departs from the Board, the non-transferability period expires immediately. The 2025 annual grant occurred on April 24, 2025, resulting in 2,157 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”). The assumptions on which these valuations are based are set forth in Note 15 to the audited financial statements included in the Company’s annual report on Form 10-K filed with the SEC on February 13, 2026.
After shares were withheld for income tax purposes in certain jurisdictions, each director held the following shares as of December 31, 2025 related to this grant: Mr. Arnold — 2,157 shares; Ms. Barbour — 2,157 shares; Ms. Clark — 2,157 shares; Mr. De Lange —2,157 shares; Ms. Golodryga — 2,157 shares; Mr. Pörksen — 1,639 shares; Mr. Sagehorn — 2,157 shares; and Mr. Tsien — 2,157 shares.
(3)Ms. Barbour became Chair of the Talent and Compensation Committee in July 2025 and received a pro-rata portion of the annual Chair retainer during 2025. Additionally, Ms. Barbour served as Chair of the Audit Committee during a portion of 2025 for which she received a pro-rata portion of the annual Chair retainer during 2025.
(4)Ms. Clark joined the Governance Committee, in addition to her existing roles on the Sustainability and Talent and Compensation Committees, in April 2025 and received a pro-rata portion of the annual $6,000 retainer for serving on three or more Board committees (excluding the Executive Committee) during 2025. Additionally, Ms. Clark served as Chair of the Talent and Compensation Committee during a portion of 2025 for which she received a pro-rata portion of the annual Chair retainer during 2025.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(5)Ms. Golodryga was appointed to the Board effective April 1, 2025; her fees represent a pro-rated portion of the annual Board and committee fees, reflecting the period during which she served during 2025.
(6)Mr. Minnich and Ms. Srinivasan did not stand for re-election at the 2025 Annual Meeting and left the Board in April 2025; their fees represent a pro-rated portion of the annual Board and committee fees, reflecting the period during which they served during 2025.
(7)Mr. Pörksen became Chair of the Finance Committee in April 2025 and received a pro-rata portion of the annual Chair retainer during 2025.
(8)Mr. Sagehorn became Chair of the Audit Committee in July 2025 and received a pro-rata portion of the annual Chair retainer during 2025.
DIRECTOR ATTENDANCE AT THE ANNUAL MEETING
It is policy that all directors are expected to attend Annual Meetings of the Company’s stockholders. All of the incumbent directors on the Board attended the Company’s Annual Meeting held in April 2025 in person.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.
24     AGCO Corporation

PROPOSAL 2
NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
The Board recommends a vote “FOR” the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

In accordance with the requirements of Section 14A of the Exchange Act, the Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Talent and Compensation Committee will review the voting results and seek to determine the causes of any negative voting result to better understand any issues and concerns that our stockholders may have. We intend to hold annual say-on-pay votes. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.
Our compensation philosophy, program design and application are described under “Compensation Discussion and Analysis.”
COMPENSATION PHILOSOPHY AND PROGRAM DESIGN
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which supports and reinforces the Company’s pay for performance philosophy.
BEST PRACTICES IN EXECUTIVE COMPENSATION
The Talent and Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following features, several of which were added in response to stockholder feedback:
•A formal compensation philosophy approved by the Talent and Compensation Committee that generally targets executive’s total compensation levels (including NEOs) at the median (or 50th percentile) of the market and provides opportunity for upside compensation levels for excellent performance;
•A well-defined peer group of similar and reasonably-sized industrial and manufacturing companies to benchmark NEO and other officer compensation;
•An annual incentive compensation plan (“AIP”) that includes targets that are 40% based upon adjusted operating margin and 40% based on Return on Net Assets (“RONA”), both of which are adjusted on a sliding scale based upon changes in industry conditions to address agricultural equipment industry cyclicality that often does not reflect the performance of the overall economy. The sliding scale addresses this cyclicality by normalizing targets so executives will be rewarded for operational performance and quick response to changing demands. In addition, the AIP includes two additional targets with 10% of the annual incentive based on “employee engagement” and 10% based on “customer satisfaction;”
•A balanced long-term incentive plan (“LTI Plan”) consisting of (i) a performance share plan, which comprises approximately 60% of an NEO’s target long-term incentive (“LTI”) award and (ii) restricted stock units (“RSUs”), which comprise approximately 40% of an NEO’s target LTI award. The performance share plan includes targets that are 50% based upon three-year revenue growth and 50% based upon three-year RONA (which is adjusted on a sliding scale as described above), both subject to a relative Total Shareholder Return (“TSR”) modifier of +/- 20%;
•Awards under the LTI Plan include so-called “double trigger” equity vesting in the event of change of control;
•A compensation recovery policy, compliant with NYSE listing standards, requiring the Company to recoup erroneously awarded incentive compensation from executive officers in the event of certain accounting restatements;
•Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;
•Modest perquisites for executives (including NEOs);

2026 Proxy Statement     25

PROPOSAL 2 NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
•A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;
•No NEO has a contractual entitlement to a gross-up for excise taxes payable in connection with change of control benefits; and
•A conservative approach to share usage associated with our stock compensation plans.
When the Talent and Compensation Committee considers exceptions from these practices it does so only after careful deliberation and input from its compensation consultant. Ultimately, the Talent and Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a manner that is consistent with its compensation philosophy, business strategy and stockholder focus.
We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the other related tables and accompanying narrative set forth in this proxy statement.”
26     AGCO Corporation

PROPOSAL 3
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026
The Board recommends a vote “FOR” the ratification of the Company’s independent registered public accounting firm for 2026.

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examined a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2026. KPMG LLP served as the Company’s independent registered public accounting firm for 2025 and is considered to be well-qualified.
In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2026 under this proposal, it is contemplated that the appointment of KPMG LLP for 2026 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
A representative of KPMG LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
2026 Proxy Statement     27

PROPOSAL 4
STOCKHOLDER PROPOSAL REGARDING GIVING STOCKHOLDERS AN ABILITY TO CALL FOR A SPECIAL STOCKHOLDER MEETING
The Board opposes the proposal for the reasons set forth in the “Board of Directors’ Statement of Opposition” which appears directly after Mr. Chevedden’s supporting statement.

John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, has advised the Company that he is a beneficial owner of at least $2,000 in market value of the Company’s common stock and that he intends to present the following resolution for approval at the Annual Meeting. In accordance with the applicable proxy regulations, the text of Mr. Chevedden’s proposal and supporting statement, for which we accept no responsibility, are set forth immediately below. The proposal will be voted on at the Annual Meeting only if properly presented.
Text of Mr. Chevedden’s proposal and supporting statement:
Proposal 4 - Give Shareholders an Ability to Call for a Special Shareholder Meeting
Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an easy to convene online shareholder meeting.
There shall be no poison pill discriminatory rule to require ownership of shares for a specific period of time in order for shares to participate in calling for a special shareholder meeting.
There is no concern that allowing 10% of shares to call for a special shareholder meeting is too easy. It is almost unheard of for any special shareholder meeting, called for by shareholders, to ever occur at any company even though a significant number of companies allow 10% of shareholders to call for a special shareholder meeting
In the vast majority of cases or in most cases, once a special meeting is called for by shareholders, the issues behind calling for a special shareholder meeting are quickly resolved.
To guard against the AGCO Board of Directors and management becoming complacent AGCO shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when AGCO underperforms. If AGCO directors and management know that AGCO shareholders can call a special shareholder meeting they will have more of an incentive to perform.
Now could be a good time for this proposal due to the long-term underperformance of AGCO stock. AGCO stock was at $158 in 2021 and at only the $101 in late 2025 despite a robust stock market.
Additionally:
For the first 9-months of 2025, net sales decreased by 18% compared to the same period in 2024. The North American market has been a major headwind, with Q3 sales plunging 32% due to weak demand and a significant inventory surplus. AGCO reported a negative operating margin of -10% in the region for Q3 2025.
To address the inventory oversupply, particularly in North America, AGCO implemented substantial production cuts, including a more than 50% year-over-year reduction in Q3 and an expected similar cut in Q4 2025.
The South American market also experienced a decline in sales (down 9% in Q3).
High input costs (e.g., fertilizer, shipping, energy) and high financing costs have made farmers cautious about new equipment investment.
Some analysts have a neutral rating on AGCO stock, pointing out that the cyclical downturn in North and South America is severe and may not see a recovery soon.
Please vote yes:
Give Shareholders an Ability to Call for a Special Shareholder Meeting — Proposal 4
28     AGCO Corporation

PROPOSAL 4 STOCKHOLDER PROPOSAL REGARDING GIVING STOCKHOLDERS AN ABILITY TO CALL FOR A SPECIAL STOCKHOLDER MEETING
The Board’s Statement in Opposition
Our Board has considered the proposal and believes that it is not in the best interests of our stockholders. Accordingly, the Board unanimously recommends a vote “AGAINST” the proposal for the following reasons.
Allowing stockholders holding just 10% of our outstanding stock to call a special meeting at any time and for any purpose, as proposed, is inappropriate, particularly in light of the composition of the Company’s stockholder base.
As of December 2025, our largest stockholder holds over 10% of our outstanding stock, with several others holding near 10% of our stock. The Board had also recently authorized a new share repurchase program of up to $1 billion of the Company’s common stock, which means that the share concentration of our largest stockholders may continue to increase.
The proposal asks our Board to enable stockholders holding only 10% of the Company’s outstanding stock to call a special meeting at any time for any reason. We disagree with the proponent that “[t]here is no concern that allowing 10% of shares to call for a special [stockholder] meeting is too easy,” considering both prevailing market practice and our stockholder base. The proposed 10% ownership threshold is off-market among U.S. public companies—only 18% of U.S. S&P 500 companies had a special meeting provision with such a low ownership threshold as of January 2025.[1] Moreover, given the composition of the Company’s stockholder base, a few stockholders—or even a single stockholder—could call a special meeting at any time for any reason if we adopted the proposal.
Convening a special meeting of stockholders imposes substantial administrative and financial burdens on the Company and allowing a small minority of stockholders to call a special meeting at any time and for any reason, as proposed, could significantly disrupt the Company’s business. With each special meeting of stockholders, the Company must incur significant expenses to prepare, print and distribute the required materials, solicit proxies and tabulate votes, and our Board, management and other key employees must divert their time and attention away from their primary function of operating the business of the Company in the best interests of our stockholders. That is why we believe special meetings should be held to address extraordinary matters that are so significant or urgent for our stockholder base that they require consideration by our stockholders outside of an annual meeting. Conversely, we believe it is inappropriate for special meetings to be called whenever a holder (or a small number of holders) of just 10% of our stock, who have no legal obligation to consider the interests of our broader stockholder base, desires to bring an issue to a stockholder vote.
Our By-Laws currently allow special meetings of stockholders to be called by the Board or the Executive Committee. We believe that this provides the Company with the flexibility to convene special meetings of stockholders when our directors or management, who are subject to fiduciary duties to the Company and its stockholders, believe it would be in the best interests of the Company and its stockholders in light of relevant facts and circumstances facing the Company. At the same time, our Board is committed to continued dialogue with our stockholders on corporate governance best practices, including on a stockholder right to call special meetings, as further discussed below.
We are committed to being accountable to our stockholders and continuing to deliver excellent performance for our stockholders despite market headwinds.
Our existing governance policies and practices are designed to promote an independent Board that remains aligned with, and accountable to, the interest of our stockholders, and reflects discussions with our stockholders. These measures include:
•a robust, ongoing Board refreshment process, with the addition of five new independent Board members since 2021;
•all our directors are independent other than one;
•100% independent directors on our Audit, Compensation, Finance and Governance Committees;
•a strong Lead Director role that is subject to a five-year term limit;
•five-year term limits for the chairs of our Audit, Governance, and Talent and Compensation Committees;
•annual director election subject to a majority voting standard in uncontested elections;
•single class of voting shares;
•stock ownership requirements for our directors, CEO and all other executive officers; and
•a compensation recovery policy and hedging and pledging policy.
[1]    DealPointData.com
2026 Proxy Statement     29

PROPOSAL 4 STOCKHOLDER PROPOSAL REGARDING GIVING STOCKHOLDERS AN ABILITY TO CALL FOR A SPECIAL STOCKHOLDER MEETING
Under the oversight of our Board, the Company has performed well in extremely adverse industry conditions, including ongoing pressures on farm income and global trade dynamics that influenced overall industry activity. While the global industry troughed in 2025 to its lowest level since 2016, the Company executed well in several ways in 2025:
•gained market share in all of our key markets;
•lowered inventory levels at the Company and at our dealers;
•almost doubled our adjusted operating margins relative to the 2016 prior industry low point;
•delivered record free cash flow, representing approximately 188% free cash flow conversion;
•delivered superior equity returns versus our major competitors; and
•in 2024 streamlined our portfolio (with the sale of the Grain & Protein business and the establishment of the PTx Trimble joint venture).
We maintain an ongoing dialogue with our stockholders on corporate governance topics, and intend to take their feedback into account.
We are committed to regular stockholder engagement and strong and effective corporate governance policies that provide avenues for our stockholders to meaningfully engage with the Company. The Company provides multiple channels for our stockholders to raise matters, including the right to nominate and elect directors, and to submit stockholder proposals. Stockholders are also empowered to communicate directly with the Board. For example, we maintain an active stockholder outreach process involving our Lead Director. Through our stockholder outreach program, we have received positive feedback from our institutional stockholders that they are satisfied with our governance practices and financial performance. As part of the Company’s usual stockholder outreach program, the Company has planned meetings with stockholders representing over 40% of the Company’s outstanding stock, including meetings with our top ten stockholders.
After careful consideration of the proposal and based on our proactive engagement with our stockholders throughout the year, our Board has determined that the adoption of the special meeting right as requested by the proposal—with a 10% ownership threshold that, given the Company’s stockholder base, would allow one or a small group of stockholders to call a special meeting at any time for any reason—is not in the best interests of the Company and its stockholders. Therefore, our Board recommends that stockholders vote “AGAINST” this proposal. Our Board will take the feedback we receive from our stockholders into account when evaluating our corporate governance practices, including with respect to a stockholder right to call special meetings.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.
Other Business
The Board does not know of any matters to be presented for action at the Annual Meeting other than the proposals described above. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.
30     AGCO Corporation

Principal Holders of Common Stock
The following table sets forth certain information as of February 25, 2026, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 72,403,814 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Tractors and Farm Equipment Limited Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,150,152	(1)	16.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	6,658,772	(2)	9.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	6,253,576	(3)	8.6%
T. Rowe Price Associates, Inc. 1307 Point Street Baltimore, MD 21231	5,084,129	(4)	7.0%
(1)Includes shares held directly (8,886,831 shares) and shares held through TAFE Motors and Tractors Limited (3,263,321 shares).
(2)The Vanguard Group has sole voting power with respect to none of its shares, shared voting power with respect to 22,595 of its shares, sole dispositive power with respect to 6,559,280 shares and shared dispositive power with respect to 99,492 of its shares.
(3)BlackRock, Inc. has sole voting power with respect to 6,067,310 shares and sole dispositive power with respect to 6,253,576 shares.
(4)T. Rowe Price Associates, Inc. has sole voting power with respect to 4,773,286 shares and sole dispositive power with respect to 5,076,070 shares.

2026 Proxy Statement     31

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of February 25, 2026. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Michael C. Arnold	22,622	—	*
Sondra L. Barbour	11,221	—	*
Suzanne P. Clark	12,641	—	*
James C. Collins, Jr.(2)	—	—	*
Bob De Lange	16,040	—	*
Zhanna Golodryga	2,157	—	*
Niels Pörksen	5,034	—	*
David Sagehorn	6,366	—	*
Matthew Tsien(3)	7,379	—	*
Damon J. Audia	26,977	—	*
Torsten R.W. Dehner	39,212	—	*
Luis F.S. Felli	13,440	—	*
Timothy O. Millwood	6,154	—	*
Eric P. Hansotia	231,090	—	*
All executive officers and directors as a group (19 persons)	452,058	—	*
*    Less than one percent
(1)Includes the following number of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Arnold — 2,157; Ms. Barbour — 2,157; Ms. Clark — 2,157; Mr. De Lange — 2,157; Ms. Golodryga — 2,157; Mr. Pörksen — 1,639; Mr. Sagehorn — 2,157; and Mr. Tsien — 2,157; All directors as a group — 16,738.
(2)Mr. Collins was appointed to the Board effective April 1, 2026.
(3)Mr. Tsien has elected to not stand for re-election as discussed in the “Director Not Standing for Re-election” section in “Proposal 1 Election of Directors.”
32     AGCO Corporation

Certain Officers
Below is information as of February 25, 2026, with respect to our executive officers and certain other employees.

Name	Age	Positions
Eric P. Hansotia(1)	57	Chairman, President & CEO
Damon J. Audia	55	Senior Vice President, Chief Financial Officer
Roger N. Batkin	57	Senior Vice President, General Counsel, Chief Sustainability Officer and Corporate Secretary
Kelvin Bennett	58	Senior Vice President, Engineering
Stefan Caspari	47	Senior Vice President, Customer Success and North America Ag
Torsten R.W. Dehner	58	Senior Vice President, General Manager, Global Fendt/Valtra and Product Management
Luis F.S. Felli	60	Senior Vice President, General Manager, Global Massey Ferguson and Business Effectiveness
Ivory M. Harris	52	Senior Vice President, Chief Human Resources Officer
Timothy O. Millwood	56	Senior Vice President, Chief Supply Chain Officer
Viren Shah	58	Senior Vice President, Chief Digital & Information Officer
Brian Sorbe	52	President, PTx
(1)Mr. Hansotia’s biography is located under the section titled “Proposal 1 Election of Directors.”
Damon J. Audia has been Senior Vice President, Chief Financial Officer since July 2022. He is responsible for ensuring AGCO is well-positioned to achieve its Farmer-First strategy, delivering significant value to all stakeholders and achieving our growth ambitions.
Prior to joining AGCO, Mr. Audia served as Vice President and CFO at Kennametal, Inc. and Senior Vice President and CFO at Carpenter Technology Corporation, consecutively. He also spent 10 years in various leadership roles at The Goodyear Tire & Rubber Company, including serving as Senior Vice President of Finance for the company's North America division. In addition, Mr. Audia held various financial positions at Delphi Corporation and General Motors. Mr. Audia serves on the Board of Directors of Eastman Chemical Company.
Mr. Audia received a Master of Business Administration degree from Carnegie Mellon University and an undergraduate degree in general studies from the University of Michigan.
Roger N. Batkin has been Senior Vice President, General Counsel, Chief Sustainability Officer and Corporate Secretary since January 2022. Mr. Batkin has overall responsibility for the company's legal matters, including the ethics and compliance program, litigation, regulatory and securities filings, intellectual property, mergers, acquisitions, joint ventures and other worldwide legal activities. Additionally, as Chief Sustainability Officer, he leads AGCO's sustainability efforts. Mr. Batkin is also responsible for global governmental affairs, corporate administration and records, and he is Chair of the AGCO Foundation. Mr. Batkin supports and counsels the Board of Directors on governance and legal matters.
Mr. Batkin joined AGCO in 2000 as European Legal Counsel. Prior to AGCO, Mr. Batkin was an Associate at an international law firm.
Kelvin Bennett has been Senior Vice President, Engineering since January 2021. In this role, he is responsible for leading research and development of the full spectrum of AGCO products and integration with the brands. Mr. Bennett has a proven track record of driving change. His strong leadership skills and diverse experience encourage cross-functional cooperation and uniquely qualified him to assume this role as of January 1, 2021.
Mr. Bennett joined AGCO in Hesston, Kansas, U.S., in 2007 as an Engineering Manager and was promoted to Chief Engineer for Combines in 2009. In 2011, he moved to Jackson, Minnesota, U.S., to assume the role of Vice President, Engineering, Tractors and Global Sprayers. As part of our succession-planning process, he was identified as a potential global engineering lead. Mr. Bennett accepted his first international assignment and relocated to Canoas, Rio Grande do Sul, Brazil, in 2015 to assume the role of Vice President, South America, Engineering, where he retained Global Engineering responsibilities for Associated Equipment Distributor products. In 2018, he relocated to France as Vice President, Engineering, Beauvais, for Massey Ferguson tractors to develop a broader understanding of the critical Europe and the Middle East market. During this time, he led the implementation of multiple Stage V and critical platform projects. Prior to AGCO, Mr. Bennett held Engineering positions at CNH Industrial, Husqvarna Group and Nilfisk.
2026 Proxy Statement     33

CERTAIN OFFICERS
Mr. Bennett holds a Master of Science degree in Mechanical Engineering and a bachelor’s degree in Bio and Agricultural Engineering from the University of Arkansas at Fayetteville.
Stefan Caspari is Senior Vice President, Customer Success and North America Ag for AGCO. In this role, Mr. Caspari drives farmers’ success by ensuring AGCO’s brands deliver the best end-to-end customer experiences worldwide. He oversees Distribution Management, Customer and Digital Experience, Customer Support and Parts globally. He also leads North American marketing and sales for AGCO brands Fendt and Massey Ferguson as well as AGCO’s North America growth initiatives.
Mr. Caspari joined AGCO in 2014 and has held several senior leadership positions. Most recently, Mr. Caspari served as Senior Vice President and General Manager of Grain & Protein (“G&P”), where he transformed the division before the Company divested the business.
Previously, he was Vice President of Fuse, Connected Services and Technology, driving AGCO’s connected fleet and smart farming technology strategy. Earlier roles included Vice President of Global Strategy and Integration, where he led AGCO’s global strategy development, growth initiatives, and mergers and acquisitions, as well as leading Multi-Brand Strategy and governance in the Europe, Africa and the Middle East region.
Prior to joining AGCO, he held several leadership positions in the areas of sales, marketing and operations in the insurance and consulting industries, including Zurich Financial Services and Arthur D. Little.
Mr. Caspari serves on the Board of Directors for the German American Chamber of Commerce South.
Mr. Caspari is a graduate of Harvard Business School’s Advanced Management Program and holds a degree in Agricultural Engineering with majors in Economics and Marketing from the University of Bonn.
Torsten R.W. Dehner is Senior Vice President, General Manager, Global Fendt/Valtra and Product Management. In this role, Mr. Dehner is responsible for growing and reinforcing Fendt and Valtra’s leading market positions worldwide. Additionally, he oversees the development of AGCO’s multi-brand product portfolio, prioritizing the needs of global farmers.
Mr. Dehner joined AGCO in 2010 as Vice President, Purchasing & Materials for Europe and the Middle East (“EME”) and became Vice President of Global Parts and EME Parts & Services in 2018. His most recent role was Senior Vice President and General Manager, Europe and the Middle East.
Prior to joining AGCO, Mr. Dehner held a number of international leadership positions at Behr GmbH & Co. KG during his 12-year tenure. In his final role at Behr, he served as Group Vice President, Purchasing, leading the group’s purchasing operations in Europe, North and South America, Asia Pacific, and South Africa. Mr. Dehner holds an Aeronautical Engineering degree from the University of Stuttgart and an MBA from the University of Reutlingen.
Luis F.S. Felli is Senior Vice President, General Manager, Global Massey Ferguson and Business Effectiveness. In this role, Mr. Felli is responsible for growing and strengthening the historic Massey Ferguson global brand as well as overall AGCO transformation and organizational efficiency initiatives.
Mr. Felli joined AGCO in 2018 to lead AGCO South America’s strategy development, operations and execution.
Prior to AGCO, Mr. Felli accumulated extensive experience in multinational and national companies, having worked in the agrochemical, petrochemical, sugar and ethanol, and cellulose industries. He also has a significant understanding of agricultural practices and products gained from his experience running a large family soy farming operation in Brazil’s state of Maranhão.
Mr. Felli’s career includes roles as General Director to Unipar Indupa Brasil & Argentina, as well as Executive Vice President for Braskem, Operations Vice President for Atvos, and Chief Operations Officer for Eldorado Brasil Celulose. He began his career at FMC Agricultural Products, ultimately living and working in the United States with responsibility for North America Marketing Intelligence and the Global Herbicides Business. Mr. Felli serves on the Board of Directors of Colombo Agroindústria S/A.
Mr. Felli is an Agronomist Engineer graduated from Luiz de Queiroz College of Agriculture – University of São Paulo, Brasil (ESALQ USP, SP, Brasil), and has an MBA from Columbia University in New York.
Ivory M. Harris has been Senior Vice President, Chief Human Resources Officer since May 2021. Ms. Harris is responsible for leading the development and execution of high-impact talent strategies that deliver winning outcomes for AGCO’s employees and stakeholders.
Prior to AGCO, Ms. Harris spent 17 years with BASF, where she held HR leadership roles of increasing scope and responsibility throughout her tenure. Her most recent role was Vice President, People Service, US. Previous roles included Vice President, Total Rewards & Corporate HR Solutions, North America and Global Director, Human Resources, Bioscience Research. Ms. Harris also previously held a Senior Project Expert, International Delegation role that was based in Ludwigshafen, Germany.
Ms. Harris holds a bachelor’s degree in Social Sciences and Psychology from the University of Houston.
34     AGCO Corporation

CERTAIN OFFICERS
Timothy O. Millwood has been Senior Vice President, Chief Supply Chain Officer, since August 2022. He is responsible for ensuring timely delivery of the high quality, innovative solutions farmers need to sustain their operations and livelihoods. He joined AGCO in August 2022 following a more than 30-year career at Cummins Inc. where he most recently served as Vice President, Global Manufacturing.
Mr. Millwood’s career at Cummins included multiple international assignments, culminating in his leadership of purchasing and manufacturing over the past decade.
Mr. Millwood holds a bachelor’s degree in industrial engineering from the Georgia Institute of Technology.
Viren Shah has been Senior Vice President, Chief Digital & Information Officer since January 2024. He leads the development, design and implementation of the company’s digital vision and strategy, including IT and data analytics.
He joined AGCO in January 2024 following more than 20 years’ experience in IT, supply chain and digital roles across multiple industries. Most recently he was a leader at GE Appliances, where he served as the Chief Digital Officer since October 2018. Prior to that role, he held global leadership positions including Chief Information Officer (“CIO”) at Masco Cabinetry, CIO at Specialty Fashion Group and various positions at Walmart.
Mr. Shah holds a Master of Business Administration from New York Institute and an undergraduate degree in computer science from University of Mumbai (Bombay), India.
Brian Sorbe has been President, PTx since August 2025. He leads AGCO’s global technology portfolio focused on delivering smart farming solutions that work across brands and platforms. In this role, Mr. Sorbe is responsible for accelerating innovation, commercial strategy and channel development to help AGCO achieve its Farmer-First strategy and precision agriculture growth targets.
Prior to joining AGCO in 2025, Mr. Sorbe served in key leadership roles at Topcon Positioning Systems, including Senior Vice President and General Manager. During his 14-year tenure, he led cross-functional teams across product strategy, technology development for mixed fleets, marketing and M&A integration, consistently delivering farmer-focused solutions. Earlier in his more than 30-year career, Mr. Sorbe began his precision ag journey at Ag-Chem Equipment in Jackson, Minnesota, now part of AGCO following its 2001 acquisition. Mr. Sorbe serves on the Board of Directors of Innovar Ag.
He holds a bachelor’s degree in business administration from the Purdue University system. His postgraduate work includes certifications in AI & Machine Learning and Agricultural Autonomy & Robotics, as well as a Master of Business Administration program.
2026 Proxy Statement     35

Compensation Discussion & Analysis
NAMED EXECUTIVE OFFICERS (NEOs)

Eric P. Hansotia Chairman, President & CEO	Damon J. Audia Senior Vice President, Chief Financial Officer	Torsten R.W. Dehner Senior Vice President, General Manager, Global Fendt/Valtra and Product Management	Luis F.S. Felli Senior Vice President, General Manager, Global Massey Ferguson and Business Effectiveness	Timothy O. Millwood Senior Vice President, Chief Supply Chain Officer
EXECUTIVE SUMMARY
OUR 2025 BUSINESS PERFORMANCE AND FINANCIAL HIGHLIGHTS

NET SALES ($ BILLIONS)	ADJUSTED OPERATING MARGIN* (%)	ADJUSTED EARNINGS PER SHARE (EPS)* ($)

$14.4
$12.7
$11.7
$11.1
$10.1
2021
2022
2023
2024
2025

9.1%
10.3%
12.0%
8.9%
7.7%
2021
2022
2023
2024
2025

$10.38
$12.42
$15.55
$7.50
$5.28
2021
2022
2023
2024
2025

*    Refer to the Reconciliation of Non-GAAP Measures at the end of this proxy statement.
36     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
BUSINESS HIGHLIGHTS
Building on the transformational actions taken in 2024, including the completion of the PTx Trimble joint venture (“PTx Trimble”) and the divestiture of the majority of our Grain & Protein (“G&P”) business, 2025 was a year focused on advancing our strategic ambitions in agriculture machinery and precision technology. This included our continued focus on our three high-margin growth initiatives: globalizing a full-line of Fendt-branded products, expanding our precision ag business and growing our parts and service business. The Company’s full-year adjusted operating margin performance of 7.7% was nearly double the performance recorded at the bottom of the last cycle and reflected the Company’s ability to deliver despite ongoing pressures on farm income and global trade dynamics that influenced overall industry activity. Strong working-capital management also supported record free cash flow of $740 million in 2025, representing approximately 188% free cash flow conversion. In addition, following the TAFE resolution as discussed in the “Certain Relationships and Related Party Transactions” section, we replaced our special variable dividend program with a $1 billion share repurchase authorization, and we executed a $250 million accelerated share repurchase in the fourth quarter of 2024, demonstrating our commitment to shareholder returns. The strong performance in today’s industry landscape demonstrates the continued resilience of the Company’s earnings profile, driven by our three high-margin growth initiatives, continued cost discipline and the benefits of our multi-year structural transformation.
FINANCIAL PERFORMANCE
Net sales for 2025 were approximately $10.1 billion, or 13.5% lower than 2024, or 7.0% lower when excluding the divested G&P business primarily due to lower sales volumes resulting from softer industry sales reflecting lower end market demand. Fiscal year 2024 included other revenue of $816.5 million, which represents revenue from the Company’s divestiture of the majority of its G&P business. Excluding favorable currency translation impacts of 2.3%, net sales for the full year decreased approximately 15.8% compared to 2024. Reported income (loss) from operations was approximately $0.6 billion in 2025 compared to $(0.1) billion in 2024. Adjusted operating margin was 7.7% of net sales in 2025 as compared to 8.9% in 2024. During 2024, we recorded a loss on sale of business of $507.3 million related to the sale of the majority of the Company's G&P business and impairment charges of $369.5 million primarily related to the impairment of goodwill. Additionally, the increase in income from operations in 2025 was primarily the result of decreases in restructuring and business optimization expenses and selling, general and administrative expenses (“SG&A expenses”) primarily related to lower compensation costs and transaction costs, partially offset by lower sales and production volumes reflecting weak industry conditions. Reported net income (loss) was $9.75 per share, and adjusted net income was $5.28 per share. These results compare to reported net loss of $(5.69) per share and adjusted net income per share of $7.50 per share for 2024.
Adjusted operating margin, adjusted EPS, net sales excluding the impact of currency translation, free cash flow, free cash flow conversion and adjusted net income are all non-GAAP measures, and we provide reconciliations to the closest GAAP measures in the appendix at the end of this proxy statement.
OVERVIEW
The Talent and Compensation Committee considers AGCO’s performance during 2025 to reflect the success of its focus on its three high-margin growth initiatives and intense focus on cost controls and business optimization. Consistent with our compensation program design the past few years, certain performance targets for both the short-term AIP and the LTI plan were set on a “sliding scale” based upon changes in industry conditions. The sliding scale applies to adjusted operating margin and RONA in the AIP and to RONA in the LTI plan. As a result, the performance targets remained appropriately challenging but reasonable for management to achieve in contrast to fixed targets that are easily met when industry conditions strengthen and missed when industry conditions weaken during the year. The Talent and Compensation Committee believes the design of the incentive programs are effective at aligning pay with performance. The Talent and Compensation Committee considers the incentive compensation awards earned by our executives during 2025 to be well aligned with our operational performance.
2026 Proxy Statement     37

COMPENSATION DISCUSSION & ANALYSIS
STOCKHOLDER OUTREACH AND ENGAGEMENT
STOCKHOLDER OUTREACH
We continued an active stockholder outreach process. The outreach was broad:
•We contacted our largest stockholders representing approximately 75% of our shares, and requested the opportunity to discuss AGCO with them.
•We held discussions with every stockholder who requested a meeting, representing more than 40% of the Company’s outstanding shares. These included meetings with some of our top ten stockholders, attended by our Lead Director and Chief Financial Officer.
•Some of the Company’s large stockholders are passive investment funds that do not generally meet with company representatives.
We also talked with over 100 other stockholders during the course of 2025 as part of regular engagement through our investor relations team.
The discussions were candid, and the feedback was consistently supportive. The principal topics of discussion related to AGCO’s company strategy, financial performance, Board composition and refreshment, compensation and sustainability.
None of the stockholders as part of our outreach discussions expressed any concerns regarding our current compensation approach and our efforts to provide further alignment with our key stakeholders.
Generally, stockholders continued to recognize and appreciate the efforts by the Board in regards to our governance and compensation approaches. We continue to closely tie our compensation plans to performance and business strategy and have established performance targets for both short-term and certain long-term incentives on a sliding scale model to account for business cyclicality.
We continue our commitment to integrating sustainability into our core business strategy across all pillars of AGCO’s Sustainability Strategy.
The feedback was shared with our Governance Committee, our Talent and Compensation Committee, and our Board and reflected in our approach to these issues. The full Board had robust discussions and thoughtfully considered our stockholders’ feedback. The topics raised by stockholders are addressed below and elsewhere in this proxy statement, with sustainability and human capital addressed in our Annual Report on Form 10-K.
SAY-ON-PAY RESULTS
Stockholders’ confidence in our compensation philosophy is exhibited in the 2025 say-on-pay results, which showed that approximately 90% of the votes cast were in favor of our executive compensation program. These favorable results factored into the Talent and Compensation Committee’s determination that the Company’s executive compensation philosophies, objectives and compensation elements generally continue to be appropriate for 2026.
38     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
COMPONENTS OF 2025 EXECUTIVE COMPENSATION

Short-Term	Mid-Term	Long-Term

Fixed	Variable

Base Salary Cash	AIP Cash	Performance Share Units (PSP Units) Stock	Restricted Stock Units (RSUs) Stock

Purpose
Market-competitive base salary reflecting contribution, background, knowledge, skills and performance	Annual cash incentive based on achievements of key financial targets	Based on AGCO’s performance vs. financial goals aligned with generating stockholder value over the long-term	Employee Retention

Performance Period
N/A	1 year	3 years	3 years

Performance Measures
N/A	Adjusted Operating Margin (40%) Return on Net Assets (40%) Customer Satisfaction (10%) Employee Engagement (10%)	Revenue Growth (50%) Return on Net Assets (50%) Subject to a TSR modifier of +/- 20% relative to an agribusiness index	Stock Price Appreciation, as the ultimate award value upon settlement depends upon stock price

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of incentive compensation. In 2025 on average, over 80% of our NEO compensation was variable or “at risk” and tied to AGCO’s performance, with the greatest portion associated with long-term incentives:

CHIEF EXECUTIVE OFFICER	OTHER NEOs

2026 Proxy Statement     39

COMPENSATION DISCUSSION & ANALYSIS
RELATIONSHIP BETWEEN COMPENSATION METRICS AND FINANCIAL PERFORMANCE

DRIVERS OF OPERATING MARGIN (SHORT-TERM INCENTIVE)	DRIVERS OF RETURN ON NET ASSETS (SHORT-TERM AND LONG-TERM INCENTIVES)	DRIVERS OF 3-YEAR REVENUE GROWTH (LONG-TERM INCENTIVE, PSP)

•Focus on profitability •Cost control/expense management •Streamline operations •Near-term business execution	•Focus on profitability •Efficient use of long-term assets •Working capital efficiency •Accountability for acquisition returns	•Market share •Successful execution of business strategy •Focus on customer trends and requirements
FINANCIAL PERFORMANCE AND COMPENSATION METRICS – IMPACT OF CYCLICALITY

NET SALES AND ADJUSTED EPS

Our success depends in large part on the strength of the agricultural equipment industry. Historically, demand for agricultural equipment has been cyclical and generally reflected the economic health of the agricultural industry, which is impacted by a variety of economic and other factors such as commodity prices, farm income and government support. Accordingly, our financial results, including net sales, margins, earnings and cash flows, are heavily dependent on industry conditions in a given year. As reflected above, the global agricultural equipment cycle last peaked in 2023 and declined significantly in 2024 and 2025 with industry conditions below mid-cycle levels, driven largely by decreases in commodity prices and farm income.
Establishing appropriate performance targets is particularly challenging due to the cyclicality of our industry – a cyclicality that often does not reflect the performance of the overall economy. Our objective is to provide targets that, with appropriate performance, are challenging but reasonable within the expected industry conditions over the duration of a performance period. Since industry conditions are difficult to forecast, our compensation payouts historically have varied significantly, largely due to unforeseen changes in conditions.
In order to address industry cyclicality, several of the targets in our incentive compensation program are set on a sliding scale tied to the 10-year average sales data for the agricultural equipment industry. The target adjustments are based upon comparing the current fiscal year’s industry sales to the 10-year average. In periods where the industry experiences an increase in sales, our targets will shift upward to account for the industry improvement. In periods where the industry experiences a decrease in sales, our targets will shift downward to account for industry decline. By adjusting targets to changes in the industry cycle, the targets remain demanding but reasonable regardless of industry conditions, rewarding management for good decisions that take advantage of improving demand, and controlling costs and working capital when demand declines. By normalizing targets for cyclical industry conditions, executives will be rewarded for operational performance and quick response to changing demand.
40     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
ADJUSTING FOR CYCLICALITY IN GOAL-SETTING

HOW SLIDING SCALE GOALS WORK

As an example of how our sliding scale will work in practice, below are visual representations of both the Adjusted Operating Margin and RONA goals as they will adjust along the 10-year industry sales average axis.

2025 PERFORMANCE EVALUATION AND COMPENSATION
Despite ongoing pressures on farm income and global trade dynamics that influenced overall industry activity, the Company delivered a strong performance relative to the industry cycle in 2025. The Company’s full-year adjusted operating margin of 7.7% was nearly double the performance recorded at the bottom of the last cycle, demonstrating the continued resilience of the Company’s earnings profile, driven by our three high-margin growth initiatives, continued cost discipline, focus on rightsizing dealer inventories and the benefits of our multi-year structural transformation. While these efforts mitigated some of the impacts of the weakened market demand, our key measures of performance decreased in 2025 compared to 2024. For 2025, sales decreased by 13.5%, RONA decreased by 460 basis points, and adjusted operating margins decreased by 120 basis points; these being three of the metrics that are reflected in our incentive compensation plan approach.
2025 BASE SALARY
Base salary for NEOs establishes the foundation of total compensation and supports attraction and retention of qualified executives. Each NEO’s base salary is generally targeted at median levels of executives with similar roles and responsibilities at other industrial companies of similar revenue and complexity.
Base salary increases are primarily performance driven, but adjustments may be made to recognize additional responsibilities or market inequities. Generally, annual increases are effective on May 1 of each year, and the information below reflects base salary following any annual increase.

	2024	2025	% Change
Mr. Hansotia	$1,400,000	$1,400,000	—%
Mr. Audia	$749,840	$776,084	3.5%
Mr. Dehner(1)	$—	$621,224	—%
Mr. Felli(2)	$—	$506,315	—%
Mr. Millwood	$508,820	$526,629	3.5%
(1)Mr. Dehner was not a named executive officer in 2024. His salary is paid in Swiss francs and was converted to the U.S. dollar amount above, based on a 2025 average exchange rate of 1.208418.
2026 Proxy Statement     41

COMPENSATION DISCUSSION & ANALYSIS
(2)Mr. Felli was not a named executive officer in 2024. His base salary rate for 2025 accounts for an annual increase on May 1, 2025. His salary is paid in Brazilian reais and was converted to the U.S. dollar amount above, based on a 2025 average exchange rate of 0.179815.
2025 ANNUAL INCENTIVE (AIP)
Annual incentives are intended to facilitate alignment of management with corporate objectives in order to achieve outstanding performance and to meet specific AGCO financial targets. Incentive plan performance measures and targets are evaluated annually to ensure they support our strategic business objectives.
The AIP for 2025 was based on AGCO’s financial performance, employee engagement and customer satisfaction. AIP compensation awards for all NEOs and Senior Vice Presidents were again based 100% on corporate goals for global alignment purposes, rather than regional or functional goals. In addition to meeting the AIP metrics, participants must maintain certain individual performance ratings in order to be eligible to earn an award. Under the AIP, in no event may a participant receive more than $4,000,000 in a plan year. AIP opportunities are expressed as a percentage of each executive officer’s base salary. The annual award opportunities for the NEOs in 2025 were as follows, subject to the cap noted above:

	Opportunity as a Percentage of Base Salary
Name	Minimum Award	Target Award	Maximum Award
Mr. Hansotia	80%	160%	320%
Mr. Audia	50%	100%	200%
Mr. Dehner	45%	90%	180%
Mr. Felli	45%	90%	180%
Mr. Millwood	45%	90%	180%
The corporate objectives and targets are set at the beginning of each year and approved by the Talent and Compensation Committee based upon the prior year’s results as well as a budget reviewed by the Finance Committee and approved by the Board.
The charts that follow summarize the performance measures, weightings and results that the Talent and Compensation Committee approved for the 2025 annual incentive.
42     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
DESCRIPTION OF PERFORMANCE MEASURES

PERFORMANCE MEASURE AND WEIGHTING	DEFINITION	RATIONALE

Adjusted Operating Margin (40%)	Adjusted income from operations divided by net sales.	Margin improvement links to earnings and is key to increasing company performance and stockholder value.

Return on Net Assets (40%)	Adjusted income from operations divided by net assets.	Return on net assets promotes improving returns through an efficient use of capital and is an important indicator of stockholder value.

Customer Satisfaction (10%)	Utilizes the Net Promoter Score, a metric that measures customer satisfaction and loyalty, to calculate the willingness of our customers to recommend AGCO products to others. This calculation is a proxy to gauge the customer’s overall satisfaction with AGCO’s products and the customer’s loyalty to the AGCO brand.	Improved customer experience leads to better customer retention and improved sales.

Employee Engagement (10%)	The level of our employees’ commitment and connection to our organization. Employee Engagement is measured through an annual survey; the survey measures our employees’ collective level of engagement via their responses to four questions that comprise our “employee engagement index.”	Employee Engagement supports employee retention and is critical to our ability to successfully implement our strategy.

2025 ANNUAL INCENTIVE PAYOUTS
As described previously, we have had a design in place since 2021 that adjusts the financial targets for the annual incentive plan on a sliding scale relative to actual industry conditions to address industry cyclicality by normalizing targets upward or downward so management will be rewarded for operational performance and quick response to changing demands. The performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that might not have been met (due to the downturn in the agricultural industry in 2025) and, therefore, would not have provided an appropriate incentive.
As a result of the overall performance of the agricultural equipment industry and the Company’s approach to align targets based upon the industry’s 10-year average, the midpoint of the targets for adjusted operating margin and Return on Net Assets for 2025 were decreased on a sliding scale by approximately 155 basis points and 2,050 basis points, respectively, from the Company’s 2024 performance outcomes for those metrics, in response to industry conditions being significantly below mid-cycle levels, driven largely by decreases in commodity prices and farm income. In future years, the targets will be increased or decreased as appropriate to reflect the industry’s cyclical status at that time.
In order to ensure that the calculations under the AIP reflect what is within and what is outside of management's control, and to ensure they reflect normalized operating results, the Talent and Compensation Committee excludes certain predetermined items from the calculation of adjusted operating margin and RONA, as described in the reconciliation for each metric to the closest U.S. GAAP measure at the end of this proxy statement.
In addition, the Talent and Compensation Committee has the ability to exclude other items from adjusted operating margin and RONA as deemed appropriate. For 2025, the Talent and Compensation Committee determined that (a) costs related to resolution of TAFE litigation and (b) effects of newly implemented tariffs in North America should be excluded from the calculations of adjusted operating margin and RONA. Expenses related to TAFE litigation, which concluded during 2025, represent non-recurring, non-operational charges. With respect to tariffs, 2025 targets were established before changes to U.S. tariff policy were announced; therefore, the effects of this were not factored into the original performance expectations.
2026 Proxy Statement     43

COMPENSATION DISCUSSION & ANALYSIS
As indicated below, for 2025, adjusted operating margin was 8.5%, which was above the target range of 6.9% to 8.4% and RONA was 17.4%, which was above the maximum of 15.9%. If TAFE litigation and effects of North America tariffs had not been excluded from the calculations, the results would have been 7.7% for adjusted operating margin and 15.5% for RONA. Reconciliations of 7.7% for adjusted operating margin and 15.5% for RONA to the closest U.S. GAAP measures are provided at the end of this proxy statement.
With respect to the first of our non-financial measures, Customer Satisfaction, we set our goal for 2025 based on our Net Promoter Score. We achieved a metric of 69% for this goal, which was above the maximum of 68% and the highest customer satisfaction result since we began using this metric.
As to employee engagement, we set our goal for 2025 based on the results of our annual employee survey. When the targets were established, the Talent and Compensation Committee anticipated the potential need to apply a modifier to this goal due to changes to the employee experience that could result from contemplated restructuring and business optimization activities during 2025 and, therefore, preserved the ability to modify this goal. Consistent with this expectation, the Talent and Compensation Committee determined that the employee engagement result of 67%, which matched employee engagement levels in 2024, represented a higher level of achievement than the target given restructuring and other significant changes employees experienced during 2025 and, therefore, concluded that the funding for this goal should align with an achievement of 67.5% to reflect these circumstances.
Despite ongoing pressures on farm income and global trade dynamics that influenced overall industry activity as described above, the Company delivered a strong performance relative to the industry cycle in 2025. The Company’s full-year adjusted operating margin of 7.7% was nearly double the performance recorded at the bottom of the last cycle, demonstrating the continued resilience of the Company’s earnings profile, driven by our three high-margin growth initiatives, continued cost discipline, focus on rightsizing dealer inventories and the benefits of our multi-year structural transformation. Therefore, based on these results, the Talent and Compensation Committee determined that AGCO performed at a cumulative 163% of the established short-term incentive targets for 2025.
44     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
2025 ANNUAL INCENTIVE PERFORMANCE MEASURES AND RESULTS

Measure	Weight	Bonus Objective	Percent Achieved	Earned Award

Adjusted Operating Margin			120.0%	48.0%

Return on Net Assets			200.0%	80.0%

Customer Satisfaction			200.0%	20.0%

Employee Engagement			150.0%	15.0%

Total	163.0%

The short-term incentive payouts in 2025 were as follows:

Name	Target as a % of Base Salary	Achievement as a % of Target	As a % of Salary	Actual Amount
Mr. Hansotia	160%	163.0%	261%	$3,651,200
Mr. Audia	100%	163.0%	163%	$1,250,953
Mr. Dehner(1)	90%	163.0%	147%	$911,335
Mr. Felli(2)	90%	163.0%	147%	$734,507
Mr. Millwood	90%	163.0%	147%	$763,975
(1)Mr. Dehner’s short-term incentive payout was calculated and paid in Swiss francs and shown here in U.S. dollars based on the 2025 average exchange rate.
(2)Mr. Felli’s short-term incentive payout was calculated and paid in Brazilian reais and shown here in U.S. dollars based on the 2025 average exchange rate.
2026 Proxy Statement     45

COMPENSATION DISCUSSION & ANALYSIS
LONG-TERM INCENTIVE
LTI is intended to engage executives in achieving longer-term performance goals and to make decisions in the best interest of the stockholders. LTI performance goals are reviewed annually to ensure they are appropriately aligned with stockholder interests and the strategic business objectives of AGCO.
In January 2025, the Talent and Compensation Committee approved long-term incentive awards for 2025 eligible plan participants. The Talent and Compensation Committee approved an increase in the LTI targets for the CEO and CFO after considering a variety of factors, including market data from our compensation peer group, the executives’ time in role, and their sustained leadership performance. These adjustments are intended to ensure that our LTI opportunities remain competitive, appropriately reflect the scope of each role and continue to align executive incentives with long‑term value creation for shareholders. The target award levels for each award type were set at the median level of market competitiveness.
The following table summarizes the type of equity awarded to our NEOs for 2025 under our LTI Plan:

AWARD TYPE	OVERVIEW	RATIONALE

Performance Share Plan (PSP): 60%	•50% 3-year Revenue Growth •50% 3-year Return on Net Assets (RONA) •+/- 20% TSR modifier
Both metrics are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. The relative TSR modifier aligns with creating value for our stockholders.

Restricted Stock Units (RSUs): 40%	•3-year ratable vesting	Encourages executive retention. Creates alignment with long-term stockholder value.

2023–2025 PERFORMANCE SHARE PLAN (PSP)
The performance period for the PSP awards granted in 2023 was completed at the end of 2025.
Targets for the 2023-2025 performance cycle were set in 2023 based upon the following:
•For RONA, the target was set on a relative industry sliding scale above the target set for RONA in the short-term AIP for 2023 to reflect an expectation of improvement for a three-year period compared to a one-year target.
•For Revenue Growth, the target was set based on achieving revenue above AGCO’s prior year performance for each year in the three-year period.
In order to ensure that the calculations under the PSP reflect what is within and what is outside of management's control, and to ensure they reflect normalized operating results, the Talent and Compensation Committee excludes certain predetermined items from the calculation of revenue growth and RONA. When measuring revenue growth, the Talent and Compensation Committee excludes the impact from foreign currency translation, acquisitions and pricing, as well as adjusting for changes in the industry, in order to better assess AGCO’s revenue growth year-over-year and performance while minimizing the positive or negative impact of external conditions. Accordingly, consistent with the 2022-2024 PSP awards, for the 2023-2025 awards, the results related to the PTx Trimble joint venture in 2024 and 2025 were excluded from the calculation of revenue as the targets were established prior to the completion of the joint venture transaction. When measuring RONA, the Talent and Compensation Committee excludes certain predetermined items from the calculation, as described in the reconciliation for the metric to the closest U.S. GAAP measure at the end of this proxy statement.
In addition, the Talent and Compensation Committee has the ability to exclude other items as deemed appropriate. Accordingly, consistent with the 2022-2024 PSP awards, for the 2023-2025 awards, the Talent and Compensation Committee determined that the results related to the PTx Trimble joint venture in 2024 and 2025 should be excluded from the calculation of RONA because the 2024 and 2025 targets were established prior to the completion of the joint venture transaction.
•We evaluate performance for each year of the three-year periods independently, which provides more opportunity for consistent payouts and allows for alignment in a challenging industry environment. At the end of the three-year performance period, we average the three-year performance results to determine the number of performance shares earned. We then apply a relative TSR modifier that could result in an increase or a reduction of shares earned by 20%, dependent on the quartile of TSR performance relative to the MVIS Global Agribusiness Index for the three-year performance period.
46     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS

	RONA	% of RONA Performance Shares Earned	Weighted % of Total PSP Shares Earned
Threshold	30.6%	33.3%	16.5%
Target	36.6%	100.0%	50.0%
Maximum	39.6%	200.0%	100.0%
Actual	31.9%	47.8%	23.9%

	Revenue Growth	% of “Revenue Growth” Performance Shares Earned	Weighted % of Total PSP Shares Earned
Threshold	0.0%	33.3%	16.5%
Target	3.0%	100.0%	50.0%
Maximum	6.0%	200.0%	100.0%
Actual	(1.2)%	—%	—%

TSR Modifier Applied to Number of Performance Shares Earned
Percentile Rank Achieved(1)	Earned Adjustment
>75th percentile	+ 20% share adjustment
>25th percentile and <75th percentile	No adjustment
< 25th percentile	- 20% share adjustment
(1)Quartile of performance relative to the MVIS Global Agribusiness Index.
At the conclusion of the cycle, the Talent and Compensation Committee determined that, based on the Company’s performance, we achieved 47.8% with respect to RONA and 0% with respect to Revenue Growth. We achieved between the 25th and 75th percentile for TSR, ranking in the 44th percentile, and therefore did not apply a TSR modifier to the number of performance shares earned. The awards paid out at 23.9% of target.
The target award and actual number of shares received by the NEOs for the three-year PSP performance cycle (2023-2025) are shown below:

	Three-Year Performance Cycle (2023-2025)
Name	Target Award (100%)	Actual Award (23.9%)
Mr. Hansotia	39,440	9,426
Mr. Audia	5,138	1,227
Mr. Dehner	4,110	982
Mr. Felli	4,110	982
Mr. Millwood	3,068	733
2025-2027 PERFORMANCE SHARE PLAN (PSP)
We granted PSP awards in 2025 with the same design as the 2023 PSP awards described above. Revenue growth will continue to be measured on a year-over-year basis over the three-year performance period. For RONA, we set targets that we believe are appropriately challenging but are reasonable for management to achieve using a sliding scale approach to manage industry cyclicality. We intend to disclose the specific RONA target goals for the 2025 PSP awards at the conclusion of the three-year performance period because of the potential for competitive harm for the Company.
2026 Proxy Statement     47

COMPENSATION DISCUSSION & ANALYSIS
MATRIX OF AWARD OPPORTUNITIES FOR AWARDS GRANTED IN 2025

	Return on Net Assets
	Below Threshold	Threshold	Target	Outstanding
Outstanding	100.0%	116.5%	150.0%	200.0%
Target	50.0%	66.6%	100.0%	150.0%
Threshold	16.5%	33.3%	66.6%	116.5%
Below Threshold	—%	16.5%	50.0%	100.0%
If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. In addition, the shares earned are subject to a relative TSR modifier that is determined at the end of the three-year performance cycle, that could result in an increase or a reduction of shares earned by 20%, dependent on the quartile of performance relative to the MVIS Global Agribusiness Index. The increase or reduction in shares is determined by the following percentile ranking: Less than or equal to the 25th percentile results in a 20% reduction, greater than the 25th percentile and less than the 75th percentile results in no adjustment and greater than or equal to the 75th percentile results in a 20% increase.
JOINT VENTURE TRANSACTION AWARD
In connection with the PTx Trimble joint venture transaction, the Talent and Compensation Committee approved a transaction-based bonus for certain employees involved in the execution of the transaction and post-merger integration, including Mr. Audia, which had a 2024 and 2025 component. The 2025 component for Mr. Audia consisted of his eligibility to be granted a performance-based RSU grant on May 1, 2025, with an anticipated dollar value equal to $270,375, generally contingent upon the performance of PTx Trimble in the year following the transaction. The 2025 RSU award was not granted as the conditions for the grant were not satisfied.
APPROVAL OF THE AGCO EMPLOYEE STOCK PURCHASE PLAN
In December 2024, the Board adopted the AGCO Employee Stock Purchase Plan (the “ESPP”), which was then approved by the Company’s stockholders at the 2025 annual meeting of stockholders. The ESPP provides eligible employees of the Company and certain of its subsidiaries and affiliates (including, if applicable, NEOs) with the opportunity to purchase shares of our common stock at a discounted purchase price.
ROLE OF THE TALENT AND COMPENSATION COMMITTEE
The Talent and Compensation Committee approves all compensation for executive officers, including the structure and design of the compensation programs. We perform competitive market analysis with respect to cash compensation, long-term equity incentives and executive retirement programs to enable the Talent and Compensation Committee to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation programs and establish the specific compensation levels for our executives. The Talent and Compensation Committee also exercises its judgment as to what is in the best interest of the Company and its stockholders. In addition, the Talent and Compensation Committee oversees the succession process for executive officers.
The process for compensation decisions made by the Talent and Compensation Committee involves:
•Reviewing the prior year say-on-pay voting results
•Considering feedback received from stockholders throughout the year
•Obtaining recommendations and market data from our independent compensation consultant
•Assessing business climate and industry factors
•Receiving input from our CEO and other senior members of management
•Evaluating NEO performance in alignment with Company goals
48     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
PAY GOVERNANCE AND PAY-FOR-PERFORMANCE PHILOSOPHY
The compensation provided to our senior leaders is guided by a pay-for-performance approach and the following principles:

Philosophy	Approach

Align with Stockholders’ Interests	Compensation paid should align directly with the long-term interests of our stockholders, and our executives should share with them in the performance and value of our common stock.

Support Business Strategy
Compensation should be based on challenging Company performance and strategic goals, which are within our executive’s control and reward performance aligned with AGCO’s strategy, values and desired behaviors.

Pay for Performance
Target compensation should have an appropriate mix of short-term and long-term pay elements. In general, compensation is highly weighted -- on average, over 80% -- to variable or “at risk” compensation.

Require Executive Stock Ownership	Executives should meet minimum requirements for share ownership.

Competitive Compensation - Attract and Retain Quality Management	Executive pay is market competitive but also performance-based and structured so that it addresses retention, recruitment, market scarcity and other business concerns.

WHAT WE DO:
  Talent and Compensation Committee composed entirely of independent directors who are advised by an independent compensation consultant
  Talent and Compensation Committee annually reviews financial performance objectives in our annual and long-term incentive plans
  Annual and long-term incentive plans with performance objectives aligned to business goals
  Long-term vesting period for equity awards
  Compensation programs support a conservative approach to share usage
  Double-trigger equity vesting in the event of change-in-control
  Require substantial stock ownership for all executive officers and directors
  Clawback provisions in plans

WHAT WE DON’T DO:
  Tax gross-ups on change-in-control benefits (for all new employment contracts since 2017, including the CEO)
  Encourage excessive or unnecessary risk-taking
  Reprice equity awards without stockholder approval
  Allow directors or executives to engage in hedging or pledging of AGCO’s securities

2026 Proxy Statement     49

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION CONSIDERATIONS
The Talent and Compensation Committee reviews recommendations from management and, with input from its independent compensation consultant, considers various factors when making executive compensation decisions, including:
•The cyclical nature of the business
•Agricultural equipment industry outlook
•Performance relative to peers and competitors
•Current competitive market conditions
•Key areas where management can influence results over the short- and long-term
•Development and retention of top talent

BENCHMARKING COMPENSATION TO PEERS
The Talent and Compensation Committee’s goal is to provide target total direct compensation (target total cash plus target equity incentive opportunity) for each NEO that is competitive with the median levels of other industrial companies of similar size and complexity.
The Talent and Compensation Committee annually reviews the peer group for compensation comparisons and makes updates as needed to ensure that the included companies are appropriate comparators for determining whether total compensation for NEOs aligns with market. In determining the appropriate peer group, the Talent and Compensation Committee considers the attributes of company size as well as similarity of industry and business, as outlined in the table as follows.
50     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS

PEER GROUP – SELECTION PROCESS

REVIEW OF CURRENT COMPENSATION PEER GROUP
REVIEW CRITERIA
Our assessment of potential peer companies involved a series of key guidelines and parameters, along with sound judgment, to arrive at an appropriate compensation peer group. Note that not all compensation peer companies match all criteria, and not all criteria are of equal importance.

Review Items	Review Criteria	Consideration

Size	•Revenue falls within a range of ~0.3x to ~2x AGCO’s revenues during trailing 12-month period
•For most companies, revenue is a proxy for business complexity and has the highest correlation to executive pay opportunity.
•Market cap is also a useful reference (when combined with revenue). We typically consider potential peers that fall within a wider range of ~0.2x to ~5x the Company market cap.

Similar Industry	Compete within the following similar industries: •Machinery Industry •Building Products Industry •Automobile Manufacturer/Parts & Equipment •Aerospace and Defense
•Industry serves as a good reference for a company’s competition for business, capital and talent.
•For AGCO, there are a limited number of public ag/farm machinery companies, so we expanded our search to include other machinery and equipment companies.

Business Similarity
•Manufacturer of heavy-duty equipment and/or parts
•International sales are more than 30% of total sales
•Digitalization as a key initiative
•Does not rely on one single dealer or distributor (with sales no more than 10% of total sales)
•These factors may impact the Company’s organization structure, market risk, KPls, sales forces and other factors, which will eventually impact the Company’s pay program design.
The Talent and Compensation Committee generally reviews our peer group annually. The peer group that was used for compensation decisions in early 2025 had been previously reviewed by the Talent and Compensation Committee in July 2024 with the assistance of its compensation consultant. The composition of this peer group (17 companies) is shown below. The Talent and Compensation Committee reviewed this peer group in July 2025, with the assistance of its compensation consultant, and decided that no changes were necessary to the peer group’s composition for 2026 compensation benchmarking.

BorgWarner Inc.	Oshkosh Corporation	Textron Inc.
CNH Industrial N.V.	Otis Worldwide Corporation	Thor Industries, Inc.
Cummins Inc.	PACCAR Inc.	Trane Technologies Plc
Dana Incorporated	Parker Hannifin Corporation	Westinghouse Air Brake Technologies Corporation
Dover Corporation	Rockwell Automation, Inc.	Xylem Inc.
Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

2026 Proxy Statement     51

COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION AND RISK MANAGEMENT
The Talent and Compensation Committee regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives and not designed to encourage executives to take excessive risks. Using an outline provided by the Center on Executive Compensation (CEC), in early 2025 we completed an assessment to determine whether our compensation programs discourage plan participants from taking “excessive risks.” The assessment confirmed, using the CEC criteria, that our compensation program discourages taking excessive risks.
STOCK OWNERSHIP REQUIREMENTS
The Company requires its directors and officers to own AGCO shares as it emphasizes the alignment of their interests with those of stockholders. The ownership program covers all directors and executive officers. The requirements under the program, as last updated in January of 2026, are as follows:
•Chief Executive Officer to own common stock, or other equity equivalents, equal in value to six times annual salary
•Other Executive Officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries
•Non-employee directors to own common stock, or other equity equivalents, equal in value to five times the value of the annual retainer
Any person becoming a director or executive officer has five years from the commencement of such position to comply with the stock ownership requirements. A person is considered to be in compliance once the minimum ownership level is reached (if he or she continues to hold at least the number of shares that initially was required, regardless of the change in market value of the underlying equity securities). As of December 31, 2025, all of our directors and executive officers were either in compliance with the stock ownership policy or were within the five-year transition period.
Time-based restricted stock units (whether vested or unvested) are included in the calculation of stock owned. Ownership does not include unexercised stock appreciation rights or stock options, unvested performance-based restricted stock units or other unvested equity equivalents. Until the minimum ownership level is initially achieved and during any subsequent period when the director or officer is not in compliance with the minimum ownership level, he or she is expected not to dispose of any common stock or equity equivalents other than to pay taxes related to vesting.
OTHER COMPENSATION, BENEFITS AND CONSIDERATIONS
NEO EMPLOYMENT AGREEMENTS
AGCO maintains employment agreements with each of the NEOs, all of which the Company believes to be consistent with market practices. These agreements generally provide for the following:
•Annual base salary
•Participation in annual cash and long-term incentive equity programs
•Severance benefits, as described below
•For Messrs. Hansotia, Audia and Millwood, participation in the Company’s Nonqualified Defined Contribution Plan, as described below (the Company’s Executive Nonqualified Pension Plan or “ENPP,” in which Mr. Hansotia previously participated, was frozen to future accruals as of December 31, 2024)
•For Mr. Dehner, participation in a pension plan (the Swiss Life Collective “BVG” Foundation pension fund), described below, and reimbursement for certain health care benefits
•For Mr. Felli, participation in a pension plan (Brazil Defined Contribution Plan), described below
•A company car and reimbursement for customary expenses
•For Mr. Hansotia: (1) Reimbursement of the cost of one club membership, (2) term life insurance equal in value to six-times his base salary and (3) pursuant to a December 2025 amendment to his employment agreement, for security and safety reasons, the Company is requiring Mr. Hansotia to use a Company-provided aircraft for business and personal travel, provided that any non-North America use of a Company-provided aircraft for personal use must be approved in advance by the chair of the Talent and Compensation Committee. Family and friends may accompany Mr. Hansotia on business and personal trips on a Company-provided aircraft, but they cannot use the aircraft if they are not accompanying Mr. Hansotia. In addition, Mr. Hansotia will not be grossed-up for any taxes resulting from personal use of a Company-provided aircraft by himself, his family members or his friends.
52     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
•Customary non-compete and non-solicitation provisions for two years post-employment, and a confidentiality provision for five years post-employment
•During the two-year (for Mr. Hansotia, three-year) period following a change in control, no reduction in position, duties, responsibilities and compensation, and no relocation of office
POST-TERMINATION AND CHANGE IN CONTROL BENEFITS
Employment agreements with the executives provide severance benefits when the termination by the Company is without “cause” (or other such similar term as included in the applicable employment agreement or incentive plan) or by the executive with “good reason.” The size of the severance benefits depends on whether the termination is within two years following a change of control.
SEVERANCE BENEFITS WITHOUT A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” that do not involve a change of control, the severance benefit includes:
•For Mr. Felli, such severance payments as are required by the local law in Brazil
•Mr. Hansotia will receive his base salary for two years upon termination, Messrs. Audia and Millwood will receive their respective base salaries for one year upon termination, and Mr. Dehner will receive one times his base salary payable in three installments over the six months following his termination.
•For Messrs. Hansotia, Audia and Millwood, continued life insurance benefits and up to 18 months COBRA coverage at active employee rates
•For Mr. Hansotia, a two-times bonus (calculated based on the three-year average of annual cash bonus received during the prior two completed years and the current year’s trend), payable in a lump sum
•For Messrs. Audia, Dehner and Millwood, a pro-rata portion of bonus or other incentive benefits for the year of termination
•However, if Messrs. Hansotia, Audia, Dehner or Millwood’s termination of employment occurs at age 65 or older, the executive will not be eligible for the base salary continuation and bonus payments described above
In addition to the cash severance payments, certain additional vesting benefits will apply upon a termination by the Company without “good cause” that does not involve a change of control:
•Equity grants made in 2024 and 2025 provide for pro-rata vesting of the next tranche of RSUs scheduled to vest, and pro-rata vesting of PSP units based on the attainment of performance conditions at the end of the performance period, subject to the execution of a release of claims.
•A terminated executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65, if applicable.
SEVERANCE BENEFITS TRIGGERED ON TERMINATION FOLLOWING A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” within two years following a change of control, the severance benefit includes:
•A lump-sum payment representing 3x base salary for Mr. Hansotia, 2x base salary for Messrs. Audia, Dehner and Millwood, and 1x base salary for Mr. Felli.
•Pro-rata portion of bonus or other incentive benefits for year of termination.
•For Mr. Hansotia, a 3x bonus; for Messrs. Audia, Dehner and Millwood, a 2x bonus, and for Mr. Felli, a 1x bonus (calculated based on the three-year average of annual cash bonus received during the prior two completed years and the current year’s trend), payable in a lump sum.
•Continued life and group health coverage or benefits at the same rates in effect at the time of termination, or payment in lieu of such amounts, for a post-termination period equal to: for Mr. Hansotia, three years; for Messrs. Audia, Dehner and Millwood, two years; and for Mr. Felli, one year.
2026 Proxy Statement     53

COMPENSATION DISCUSSION & ANALYSIS
In addition to the cash severance payments, certain enhanced vesting benefits exist following a change in control:
•All unvested equity awards include a “double-trigger” provision that generally provides for accelerated vesting of all or a portion of any unvested awards, contingent on a change in control and either termination of employment (by the Company without “good cause” or by the executive for “good reason,” with a release of claims required, beginning with 2024 grants) or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
•All benefits under the ENPP that have been earned based on years of service also become vested upon a change of control, regardless of whether the participant experiences a termination following the change in control.
•Accelerated vesting of the executive’s account under the Nonqualified Defined Contribution Plan, regardless of whether the participant experiences a termination following such change in control.
Under the provisions of each NEO’s employment contract, there are no excise tax gross-ups for change in control benefits.
For purposes of these benefits, a “change of control” occurs, in general, when (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock; (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock; (iii) a majority of the members of our Board of Directors are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office; or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of our assets.
54     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
RETIREMENT
Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified plans, we provide an employer matching contribution (as noted below). In addition, we provide certain enhanced vesting benefits under our AIP and equity awards upon retirement, as described below. Under our equity awards, a grantee will generally qualify for retirement treatment if the grantee retires after age 65, or alternatively for Senior Vice Presidents and above, after age 55 and ten years of service, provided certain other requirements have been met. Mr. Millwood will generally be considered to have met retirement criteria under his equity awards on December 31, 2027, provided that certain other requirements have been met.

PLAN TYPE	DESCRIPTION	STATUS

AGCO 401(k) Plan	For the Company’s 401(k) plan, we generally contributed approximately $18,975 to each eligible U.S.-based executive’s 401(k) account during 2025, which was the maximum contribution match allowable under the Company’s 401(k) plan.	Active

Executive Nonqualified Pension Plan
The ENPP provides the Company’s eligible U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s Social Security benefits and 401(k) plan benefits attributable to employer matching contributions.
ENPP frozen to future salary benefit accruals as of December 31, 2024

Executive Defined Contribution (“DC”) Plan
The Company maintains a DC plan with respect to which it makes contributions for certain senior U.S.-based executives. Executives who previously participated in the ENPP began receiving contributions under the DC plan in 2025 in connection with the freeze of the ENPP on December 31, 2024. For Senior Vice Presidents, we annually contribute 10% of the executive officer’s salary plus his or her annual incentive compensation, less the maximum contribution match allowance under the AGCO 401(k) plan, to the DC Plan. For the Chief Executive Officer, the annual contribution percentage is 15%, similarly adjusted.
Active

Annual Incentive Plan
If a participant in the AIP terminates employment before an AIP award is paid due to approved retirement, a pro-rated award will be paid out based on actual performance results at the same time as awards are paid to other participants.
Active

Equity Awards
Upon retirement, there will be pro-rata vesting of the next tranche of RSUs scheduled to vest, and pro-rata vesting of PSP units based upon the attainment of performance conditions at the end of the performance period. If the retirement occurs following a change in control, there will generally be full vesting of RSUs and pro-rata vesting of PSP units. Beginning with equity awards granted in 2026, retirement vesting will generally not be subject to pro-ration, provided the executive continues to comply with applicable restrictive covenants following retirement.
Active

Swiss Life Collective BVG Foundation
A cash balance plan with contributions made both by the Company and the executive. The account balance represents contributions made by the Company (plus interest), as well contributions from prior employers.
Active

Brazil Defined Contribution Plan
A defined contribution plan that is broadly available to employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions.
Active
2026 Proxy Statement     55

COMPENSATION DISCUSSION & ANALYSIS
The ENPP was frozen to future salary benefit accruals as of December 31, 2024. No further accruals to the executive retirement benefit for compensation or service changes were made after that date. As of January 1, 2025, any remaining participants have transitioned to our Executive Defined Contribution plan.
DEATH, DISABILITY AND OTHER BENEFITS
In the event of an NEO’s death, the executive’s estate would receive the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs.
Upon the termination of the NEO’s employment due to disability, the executive would receive all sums otherwise payable to the executive by the Company through the date of the termination of employment.
AIP awards and outstanding equity awards generally receive the same treatment upon death or disability as upon retirement, as described in the section entitled “Retirement” above.
Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.

LIMITED PERQUISITES

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest.
•The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or athletic club.
•Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.
•For executives on international assignments, certain additional expatriate and relocation benefits are provided.
•For Mr. Hansotia, security services, and as described in the section entitled “NEO Employment Agreements” above, use of a Company provided aircraft.

COMPENSATION RECOVERY POLICY
We maintain the AGCO Corporation Policy for the Recovery of Erroneously Awarded Compensation (the Compensation Recovery Policy), which became effective in late 2023, to comply with NYSE listing standards implementing Exchange Act Rule 10D-1. The Compensation Recovery Policy generally provides that in the event of certain accounting restatements, the Talent and Compensation Committee will take prompt action to recover erroneously awarded incentive compensation from executive officers that was “received” (within the meaning of the rules) in the three prior completed fiscal years. The policy provides the Talent and Compensation Committee with broad discretion regarding the means of recovery. Previously, we maintained the Compensation Adjustment and Recovery Policy, which provided for recovery if the Board learned of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements.
56     AGCO Corporation

COMPENSATION DISCUSSION & ANALYSIS
HEDGING AND PLEDGING POLICY
Our Hedging and Pledging Policy prohibits Board members and officers from, directly or indirectly, pledging with respect to any equity securities of the Company, or hedging with respect to any equity securities of the Company. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. For these purposes, “equity securities” include the Company’s common stock, preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a Board member or officer for these purposes shall include equity securities attributable to the Board member or officer under either Section 13 or Section 16 of the Exchange Act, provided that equity securities owned by entities shall be included only if the Board member or officer directly or indirectly controls a majority of the equity securities of the entity or otherwise directly controls those equity securities of the Company. Pledges of equity securities made by Board members or officers prior to December 3, 2020 (each a “Grandfathered Pledge”) in compliance with the Company’s prior pledging policy, may remain pledged until such time when the Grandfathered Pledges are terminated. Equity securities that are pledged shall not be counted toward the ownership requirements under other policies of the Company.
INSIDER TRADING POLICY
We have adopted an insider trading policy governing the purchase, sale and other disposition of our securities by our directors, officers, and employees, and by the Company. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations and listing standards applicable to the Company. We comply with all applicable securities laws when transacting in our own securities.
TIMING OF EQUITY AWARDS
We do not currently grant stock options or stock appreciation rights, and therefore we do not have a policy or practice regarding the timing for granting these types of awards. We historically granted stock-settled appreciation rights but have not done so since 2020. Eligible employees may voluntarily enroll in the AGCO Corporation Employee Stock Purchase Plan and receive an option to purchase shares at a discount using payroll deductions accumulated during the applicable offering period.
Our current long-term incentive program is comprised of restricted stock units and performance-share plan units. We typically have two regular equity award grant dates, one in January and one in July. On the date of the Talent and Compensation Committee’s regularly scheduled meeting in January of each year, we generally grant annual equity awards to our named executive officers and other eligible employees. On the date of the Talent and Compensation Committee’s regularly scheduled meeting in July of each year, the Talent and Compensation Committee and/or its delegates generally grant off-cycle equity awards, such as new hire awards, retention awards, or performance recognition awards. In addition, we occasionally make special equity award grants at other times during the year, such as in connection with the closing of a transaction.
2026 Proxy Statement     57

Summary of 2025 Compensation
The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2025, 2024 and 2023.
In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year.
In the column “Bonus,” we disclose bonuses earned by the NEOs outside of our AIP during the year, if any.
In the column “Stock Awards,” we disclose the award of stock (specifically RSUs and PSP awards) measured in dollars and calculated in accordance with ASC 718 Compensation - Stock Compensation. For awards of RSUs, the ASC 718 aggregate grant date fair value per share is equal to the closing price of our common stock on the date of grant decreased by the present value of the future dividends estimated to be distributed. For the PSP awards that included a market condition, the Company measured the fair value using a Monte Carlo simulation. The amounts disclosed as the aggregate grant date fair value of the stock awards granted under the PSP are computed at the probable outcome of the performance conditions, or “target” level. The actual amounts that will be earned are dependent upon the achievement of applicable performance goals. Please also refer to the table below under the caption “2025 Grants of Plan-Based Awards.” For more information on our 2025 RSU and PSP grants (including applicable vesting and performance conditions), see the section above entitled “Long-Term Incentive.”
In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our AIP. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year. For more information on our 2025 AIP program (including applicable performance metrics), see the section above entitled “2025 Annual Incentive (AIP).”
In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined-benefit and actuarial-benefit plans (including supplemental plans) in 2025.
In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.
The Company currently has employment agreements with each NEO, as described in the section entitled “NEO Employment Agreements” above.
58     AGCO Corporation

2025 Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Eric P. Hansotia Chairman, President & CEO	2025	1,400,000	—	13,215,922	3,651,200	757,459	632,960	19,657,541
	2024	1,383,333	—	9,916,044	570,681	2,552,817	300,003	14,722,878
	2023	1,316,667	—	9,252,255	3,732,750	2,567,180	402,414	17,271,266
Damon J. Audia Senior Vice President — Chief Financial Officer	2025	767,456	—	2,948,206	1,250,953	—	119,232	5,085,847
	2024	740,227	270,375	1,932,397	203,584	—	246,700	3,393,283
	2023	714,000	—	1,205,287	1,349,460	—	158,548	3,427,295
Torsten R.W. Dehner(7) Senior Vice President, General Manager, Global Fendt/Valtra and Product Management	2025	621,224	—	986,045	911,335	382,387	41,405	2,942,396
	2024	584,070	20,894	954,008	144,557	—	40,644	1,744,173
	2023	568,653	—	964,172	967,278	311,262	42,209	2,853,574
Luis F.S. Felli(7) Senior Vice President, General Manager, Global Massey Ferguson and Business Effectiveness	2025	501,047	—	953,521	734,507	—	110,017	2,299,092
	2024	500,983	—	954,008	123,883	—	105,643	1,684,517
	2023	505,082	—	964,172	891,339	—	124,630	2,485,223
Timothy O. Millwood Senior Vice President, Chief Supply Chain Officer	2025	520,774	—	953,521	763,975	—	90,732	2,329,002
	2024	502,297	—	954,008	124,332	—	168,719	1,749,356
(1)Messrs. Dehner and Felli were each NEOs in 2023 but not 2024, and are again NEOs in 2025; pursuant to SEC guidance, we are including their compensation information for each of 2023, 2024 and 2025.
(2)Annual base salary increases generally go into effect on May 1.
(3)The amounts in this column reflect the grant date fair value of stock awards computed in accordance with ASC 718. The assumptions on which these valuations are based are set forth in Note 15 to the audited financial statements included in the Company’s annual report on Form 10-K filed with the SEC on February 13, 2026. Amounts included in this column with respect to PSP awards granted in 2025 reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2025-2027 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. For Mr. Hansotia, the increase was part of the normal progression through the CEO pay ranges based on tenure and performance. Assuming the maximum level of performance, the following would be the values of the award on the date of grant: Mr. Hansotia — $16,251,843; Mr. Audia — $3,625,468; Mr. Dehner — $1,212,601; Mr. Felli — $1,172,564; and Mr. Millwood — $1,172,564. The following were the grant date fair value of the time-vested RSUs granted in 2025 as reported in this column: Mr. Hansotia — $5,090,000; Mr. Audia — $1,135,472; Mr. Dehner — $379,744; Mr. Felli — $367,239; and Mr. Millwood — $367,239.
(4)All annual, cash incentive awards were based on performance in the applicable year and paid no later than March 15 of the following year.
(5)The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the “2025 Pension Benefits Table” presented below is the value today of a benefit that will be paid at the NEO’s normal retirement age, based on the benefit formula and his current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.
Change in pension values during the year may be due to various sources such as:
•Service accruals: The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Mr. Dehner who participated in a pension plan earned an additional year of benefit service during 2025. Mr. Hansotia did not earn service during 2025 since the Executive Nonqualified Plan (ENPP) was frozen as of December 31, 2024.
•Compensation increases/decreases since prior year: The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (or decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.
•Aging: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.
2026 Proxy Statement     59

2025 SUMMARY COMPENSATION TABLE
•Changes in assumptions: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate decreased from 2024 to 2025, which contributed to an increase in the present value of the officers’ benefits. The change in pension value is subject to many external variables discussed above, such as discount rates, that are not related to Company performance.
•Plan amendments: The Company periodically amends its retirement programs in order to remain competitive locally and/or align with our global benefits strategy.
During 2025, the pension annuity values for Mr. Dehner increased due to service and compensation changes as well as a decrease in discount rate during 2025. For Mr. Hansotia, the increase in pension value is due to a decrease in discount rate during 2025. The pension benefits and assumptions used to calculate these values are described in more detail below under the caption “Pension Benefits.”
(6)The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2025:

Name	Club Membership ($)	Employer Contributions to Plans(a) ($)	Life Insurance(b) ($)	Car Lease and Maintenance(c) ($)	Other(d) ($)	Total ($)
Eric P. Hansotia	13,806	295,327	15,946	39,163	268,718	632,960
Damon J. Audia	—	96,817	6,735	15,680	—	119,232
Torsten R.W. Dehner	—	—	—	41,405	—	41,405
Luis F.S. Felli	—	29,105	—	35,311	45,601	110,017
Timothy O. Millwood	—	63,189	2,723	24,820	—	90,732
(a)These amounts represent the Company’s contributions to the AGCO 401(k) Plan and Nonqualified Defined Contribution Plan for the U.S. NEOs and the Brazil Defined Contribution Plan for Mr. Felli.
(b)These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.
(c)These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.
(d)In accordance with his employment contract as in effect for the majority of 2025, Mr. Hansotia used the corporate aircraft for personal use for an aggregate of approximately 51 hours (reflecting approximately 9 hours of personal use carried over from 2024) for an aggregate incremental cost of $243,532. Incremental cost for corporate aircraft includes, calculated on a per hour basis, (1) fuel and oil, (2) travel, lodging and other crew expenses, (3) landing, parking, flight planning, customs and similar fees, (4) deadhead and positioning costs, (5) catering costs, (6) maintenance (when not considered a fixed cost), and (7) other similar costs. Since our aircraft is used predominantly for business travel, incremental costs exclude fixed costs such as depreciation, crew compensation, hangar rent and insurance. Also included in Mr. Hansotia’s “Other” column are additional Company provided home and cyber security services of $22,777 and commercial airfare-related costs of $2,409 related to attendance by Mr. Hansotia’s significant other at business-related events while the corporate aircraft was undergoing maintenance. The amount for Mr. Felli includes a local bonus for $26,920, a Merchant’s Day payment related to a collective agreement for $2,596, paid vacation for $12,982, and food vouchers for $3,102.
(7)Amounts that were paid in a local currency for Messrs. Dehner and Felli were converted into U.S. dollars from Swiss francs and Brazilian reais, respectively, using the respective year’s average foreign exchange rates. There was no increase in Mr. Dehner’s base salary in 2024 and 2025 and any increase represented in the table above is solely the result of foreign currency exchange fluctuations.
60     AGCO Corporation

2025 Grants of Plan-Based Awards
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s AIP, as well as PSP awards and RSUs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the AIP and the range of number of shares to be awarded under the PSP. In the second-to-last column, we report the number of shares of common stock underlying RSUs granted in the year. In the last column, we report the aggregate ASC 718 grant date fair value of all stock awards made in 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Eric P. Hansotia	AIP		1,120,000	2,240,000	4,000,000
	PSP	1/29/25				25,031	75,094	150,188		8,125,922
	RSU	1/29/25							50,063	5,090,000
Damon J. Audia	AIP		383,728	767,456	1,534,912
	PSP	1/29/25				5,584	16,752	33,504		1,812,734
	RSU	1/29/25							11,168	1,135,472
Torsten R.W. Dehner	AIP		279,551	559,101	1,118,202
	PSP	1/29/25				1,868	5,603	11,206		606,301
	RSU	1/29/25							3,735	379,744
Luis F.S. Felli	AIP		225,309	450,618	901,236
	PSP	1/29/25				1,806	5,418	10,836		586,282
	RSU	1/29/25							3,612	367,239
Timothy O. Millwood	AIP		228,142	468,697	912,569
	PSP	1/29/25				1,534	5,418	9,202		586,282
	RSU	1/29/25							3,612	367,239
(1)Amounts included in the table above represent the potential payout levels related to corporate objectives for the fiscal year 2025 under the Company’s AIP, described in more detail in the Compensation Discussion and Analysis above. Under the AIP, in no event may a participant receive more than $4,000,000 in a plan year. These awards were paid on February 27, 2026. Refer to Note 4 of the 2025 Summary Compensation Table.
(2)PSP awards vest based on the attainment of revenue growth and RONA over a three-year period, subject to a total shareholder return modifier of +/- 20%. The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached for revenue growth and RONA for the PSP awards granted in 2025 under the LTI Plan. The executives could receive a lower number of shares than are represented in the “Threshold” column in the event that one of the performance metrics was “Below Threshold” and the other was at “Threshold,” and/or if the total shareholder return modifier resulted in a reduction to the number of shares earned.
(3)Amounts represent RSUs, which vest in equal annual installments on the first three anniversaries of the date of grant.
2026 Proxy Statement     61

Outstanding Equity Awards at Year-End 2025
The following table provides information concerning unexercised stock-settled stock appreciation rights (“SSARs”) and stock (including RSUs and PSP awards) that have not been earned or vested for each NEO and are outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For SSAR awards, the table discloses the exercise price and the expiration date. For stock-based awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

		SSAR Awards				Stock Awards
Name	Year of Grant	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested(2) (#)	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(5) ($)
Eric P. Hansotia	2020	9,750	—	72.74	1/22/2027	—	—	—	—
	2023	—	—	—	—	8,764	914,260	—	—
	2024	—	—	—	—	21,254	2,217,217	15,940	1,662,896
	2025	—	—	—	—	50,063	5,222,572	25,031	2,611,269
Damon J. Audia	2023	—	—	—	—	1,141	119,029	—	—
	2024	—	—	—	—	4,142	432,093	3,106	324,053
	2025	—	—	—	—	11,168	1,165,046	5,584	582,523
Torsten R.W. Dehner	2020	5,100	—	72.74	1/22/2027	—	—	—	—
	2023	—	—	—	—	913	95,244	—	—
	2024	—	—	—	—	2,045	213,334	1,534	159,992
	2025	—	—	—	—	3,735	389,635	1,868	194,835
Luis F.S. Felli	2020	2,550	—	72.74	1/22/2027	—	—	—	—
	2023	—	—	—	—	913	95,244	—	—
	2024	—	—	—	—	2,045	213,334	1,534	159,992
	2025	—	—	—	—	3,612	376,804	1,806	188,402
Timothy O. Millwood	2023	—	—	—	—	227	23,681	—	—
	2024	—	—	—	—	2,045	213,334	1,534	159,992
	2025	—	—	—	—	3,612	376,804	1,806	188,402
(1)SSAR awards vested ratably, or 25% annually, over four years beginning from the date of grant, which was January 22, 2019 for the 2019 grants, and January 22, 2020 for the 2020 grants. As of December 31, 2025, all SSARs were vested and exercisable. We have not granted SSARs since 2020.
(2)The 2023, 2024, and 2025 RSU awards vest in equal installments over three years on the applicable anniversaries of the grant date, which were January 30, 2023, January 31, 2024 and January 29, 2025, respectively.
(3)The market value of RSU awards that have not vested is based on the closing price of the Company’s common stock on December 31, 2025, which was $104.32.
(4)The amounts shown represent the number of shares awarded but unearned at “threshold” level of performance under the PSP awards granted in January 2024 and January 2025, respectively. The actual amounts that will be earned under the 2024 and 2025 PSP awards are dependent upon the achievement of performance goals during the respective performance cycles (2024-2026 and 2025-2027). Based on the Company’s performance in 2024 and 2025, the PSP grants made in those years are currently trending below the “target” level of performance. However, the awards are subject to further vesting periods, which may result in above or below target payout, with each ultimate award that is earned determined based upon the average of the three annual percentages, subject to a relative total shareholder return modifier.
(5)Based on the closing price of the Company’s common stock on December 31, 2025, which was $104.32.
62     AGCO Corporation

SSAR Exercises and Stock Vested in 2025
The following table provides information concerning exercises of SSARs and vesting of stock awards including time-based restricted stock units and PSP awards during the most recently completed year for each of the NEOs. The table reports the number of securities acquired upon exercise of SSARs, the aggregate dollar value realized upon exercise of SSARs, the number of shares of stock that have vested and the aggregate dollar value realized upon such vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Eric P. Hansotia	9,300	401,853	23,558	4,269,832
Damon J. Audia	—	—	7,430	1,503,143
Torsten R.W. Dehner	—	—	2,739	433,237
Luis F.S. Felli	—	—	2,876	433,237
Timothy O. Millwood	—	—	2,237	372,226
(1)The value realized is the fair market value of the SSARs on the exercise date, net of the exercise price.
(2)The value realized is the fair market value of the underlying shares on the vesting date.
2026 Proxy Statement     63

Pension Benefits
The “2025 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2025 Summary Compensation Table” and the “2025 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.
EXECUTIVE NONQUALIFIED PENSION PLAN
Only executives promoted or hired prior to August 1, 2015 participate in the ENPP, and executives promoted or hired on or after August 1, 2015 participate in the Executive Nonqualified Defined Contribution Plan. In 2021, the ENPP was “frozen” and further salary benefit accruals under the ENPP ended on December 31, 2024. In addition, the lifetime annuity feature was terminated for all participants who had not reached retirement age prior to December 31, 2022. As of January 1, 2025, the remaining participants in the ENPP retained any vested ENPP benefits but otherwise transitioned to the Executive Nonqualified Defined Contribution Plan as to future benefits.
The ENPP provides the Company’s eligible executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and Company 401(k) Savings Plan benefits attributable to employer matching contributions. In addition, executives who reached age 65 prior to or in 2021, and who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year post-retirement period ends (i.e., at age 80). The ENPP balances are invested in funds selected by the Company and not at the option of the eligible executive.
The key provisions of the ENPP are as follows:
Monthly Benefit. Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO 401(k) Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions (at the maximum level) and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.
Final Average Monthly Compensation. The final average monthly compensation is the average of the three years of base salary and annual cash incentive payments under the AIP paid to the executive during the three years in which such sum was the highest from among the 10 years prior to his or her death, termination or retirement, divided by 12.
Vesting. Executives become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing 10 years of service with the Company; and (iii) achieving five years of participation in the ENPP. An executive must (i) remain with the Company until age 65 (and must reach age 65 by December 31, 2022), (ii) have at least 10 years of service (five years must include participation in the ENPP), and (iii) (A) have a separation from service with the Company or an applicable affiliate or (B) die prior to December 31, 2022 (at which point, executive must be fully vested in the ENPP pursuant to the previous sentence), to vest in the life annuity portion of this benefit that begins at age 80. Alternatively, all participants will become vested in the plan in the event of a change in control, as defined in the ENPP.
Early Retirement Benefits. Executives do not receive benefits under the ENPP prior to normal retirement age, other than in the case of a change in control, at which time the executive would fully vest in his or her accrued benefit and annuity, as determined on the date of the change in control, subject to continued employment through the change in control.
SWISS LIFE COLLECTIVE BVG FOUNDATION
The Swiss Life Collective BVG Foundation (BVG) operates a pension fund in Switzerland, in which Mr. Dehner is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits in Switzerland. This plan is a cash balance formula, with contributions made both by the Company and Mr. Dehner. Mr. Dehner’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.
64     AGCO Corporation

PENSION BENEFITS
The key provisions of the BVG plan are as follows:
Retirement benefit. Upon retirement, Mr. Dehner will receive the value of his cash balance account. He may elect to receive the benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.
Pay credits. Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit (category “SVP & above”) as a percentage of pay (paid by employee)
25-34	5.5%	2.5%
35-44	7.5%	3.5%
45-54	11.5%	4.5%
55-65	13.5%	5.5%
Pensionable pay. Payable at the annual rate of base pay and bonus.
Normal retirement age. Age 65 (as in accordance with Swiss law).
Early retirement benefits. Participants may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.
Vesting. 100% vested (i.e., should Mr. Dehner leave the Company, he will receive the amount accumulated in the capital plan at that time).
2026 Proxy Statement     65

2025 Pension Benefits Table

		Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
Name	Plan Name	(#)	($)	($)
Eric P. Hansotia	AGCO Executive Nonqualified Pension Plan	11.50	9,552,945	—
Damon J. Audia(2)	N/A	N/A	N/A	N/A
Torsten R.W. Dehner	Swiss Life Collective BVG Foundation	15.08	1,867,975	—
Luis F.S. Felli(3)	N/A	N/A	N/A	N/A
Timothy O. Millwood(2)	N/A	N/A	N/A	N/A
(1)Based on the plan provisions in effect as of December 31, 2025. The executive officers’ pension plan will provide a monthly annuity benefit upon retirement, as described under header “Executive Nonqualified Pension Plan.” The values shown in this column are the estimated lump-sum value today of the monthly benefits executives would be eligible to receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC), computed as the same pension plan measurement date used for our Annual Report on Form 10-K for the year ended December 31, 2025; see Note 20. These values are not reflective of the monthly or annual benefits that the applicable executive would receive.
(2)Messrs. Audia and Millwood are not participants in any AGCO pension plan.
(3)Mr. Felli did not participate in any defined benefit pension programs sponsored by the Company as of December 31, 2025. Mr. Felli continues to participate in a defined contribution plan that is broadly available to other employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions. In 2025, AGCO contributed USD 29,105 (BRL 161,863) to Mr. Felli’s defined contribution plan account.
Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings, changes in plan provisions and the assumptions used to determine the present value, such as the discount rate. For 2025, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was lower than in 2024. The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table, as well as the amounts above in the Present Value of Accumulated Benefit column, are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump-sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the Company’s retirement plans during any given year.
66     AGCO Corporation

2025 Pension Benefits Table
EXECUTIVE NONQUALIFIED DEFINED CONTRIBUTION PLAN
The Company maintains an Executive Nonqualified Defined Contribution Plan with respect to which it makes contributions for certain senior U.S.-based executives. Mr. Hansotia, Mr. Audia and Mr. Millwood were the only NEOs who participated in the Executive Nonqualified Defined Contribution Plan during 2025. For participating Senior Vice Presidents, we annually contribute 10% of the executive officer’s salary plus his or her annual incentive compensation, less the maximum amount of match contributions that could have been made during the year with respect to the AGCO 401(k) Savings Plan, to AGCO’s Executive Nonqualified Defined Contribution Plan. For the Chief Executive Officer, the annual contribution percentage is 15%, similarly adjusted. The Executive Nonqualified Defined Contribution Plan balances are invested in funds selected by the Company and not at the option of the eligible executive.

	Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Eric P. Hansotia	Nonqualified Defined Contribution Plan	N/A	$276,352	N/A	$—	$276,352
Damon J. Audia	Nonqualified Defined Contribution Plan	N/A	$77,842	$13,933	$—	$440,465
Torsten R.W. Dehner	N/A	N/A	N/A	N/A	N/A	N/A
Luis F.S. Felli	N/A	N/A	N/A	N/A	N/A	N/A
Timothy O. Millwood	Nonqualified Defined Contribution Plan	N/A	$44,214	$7,757	$—	$247,957
(1)There are no Executive contributions to the Nonqualified Defined Contribution Plan.
(2)The Company makes contributions to the Nonqualified Defined Contribution Plan on behalf of eligible participants. The Company contributions shown are included in the "All Other Compensation" column of the 2025 Summary Compensation Table for Messrs. Hansotia, Audia and Millwood. The 2025 contributions were not made until 2026.
(3)The aggregate earnings represent deemed investment earnings or losses from the Company contributions. AGCO’s Executive Nonqualified Defined Contribution Plan does not guarantee a return on deferred amounts. For this plan, no amounts included in this column are reported in the 2025 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.
(4)The aggregate balance at last FYE includes the balance as of December 31, 2025, plus the addition of the 2025 company contributions described in Note 2 above. The amounts listed in this column include prior year Company contributions of $377,485 to Mr. Audia’s account and of $113,668 to Mr. Millwood’s account, which were reported in the Summary Compensation Table in prior years. Prior to 2025, Mr. Hansotia did not participate in the Nonqualified Defined Contribution Plan, so there are no Company contributions reported for him in prior years’ Summary Compensation Tables.
2026 Proxy Statement     67

Other Potential
Post-Employment Payments
Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events.
The table below and its accompanying footnotes provide specific detail on the post-employment compensation each NEO would have been entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2025).

Executive / Termination Scenario(1)	Severance	Bonus	Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	Estimated Total
Eric P. Hansotia
Change in Control(2)(3)(4)	$12,154,631	$3,651,200	$21,176,577	$192,097	$9,876,153	(9)	$—	$—	$47,050,658
Voluntary Termination without Good Reason	$—	$—	$—	$—	$1,402,934	(9)	$—	$—	$1,402,934
Retirement(5)	$—	$—	$9,920,846	$—	$—		$—	$—	$9,920,846
Death(6)	$350,000	$3,651,200	$9,920,846	$—	$1,402,934	(9)	$8,400,000	$—	$23,724,980
Disability(7)	$—	$3,651,200	$9,920,846	$—	$1,402,934	(9)	$—	$3,480,000	$18,454,980
Involuntary with Cause	$—	$—	$—	$—	$1,402,934	(9)	$—	$—	$1,402,934
Involuntary without Cause or Good Reason Resignation(8)	$8,103,087	$3,651,200	$9,006,551	$81,000	$1,402,934	(9)	$—	$—	$22,244,772
Damon J. Audia
Change in Control(2)(3)(4)	$3,421,499	$1,250,953	$4,435,965	$158,698	$—		$—	$—	$9,267,115
Voluntary Termination without Good Reason	$—	$—	$—	$—	$—		$—	$—	$—
Retirement(5)	$—	$—	$2,065,752	$—	$—		$—	$—	$2,065,752
Death(6)	$258,695	$1,250,953	$2,065,752	$—	$—		$4,656,504	$—	$8,231,904
Disability(7)	$—	$1,250,953	$2,065,752	$—	$—		$—	$1,215,000	$4,531,705
Involuntary with Cause	$—	$—	$—	$—	$—		$—	$—	$—
Involuntary without Cause or Good Reason Resignation(8)	$776,084	$1,250,953	$1,946,653	$20,000	$—		$—	$—	$3,993,690
Torsten R.W. Dehner
Change in Control(2)(3)(4)	$2,591,227	$911,335	$1,762,695	$—	$1,981,112	(10)	$—	$—	$7,246,369
Voluntary Termination without Good Reason	$—	$—	$—	$—	$1,981,112	(10)	$—	$—	$1,981,112
Retirement(5)	$—	$—	$815,115	$—	$—		$—	$—	$815,115
Death(6)	$155,306	$911,335	$815,115	$—	$6,556,848	(10)	$—	$—	$8,438,604
Disability(7)	$—	$911,335	$815,115	$—	$686,360	(10)	$—	$—	$2,412,810
Involuntary with Cause	$—	$—	$—	$—	$1,981,112	(10)	$—	$—	$1,981,112
Involuntary without Cause or Good Reason Resignation(8)	$621,224	$911,335	$719,836	$—	$1,981,112	(10)	$—	$—	$4,233,507
Luis F.S. Felli
Change in Control(2)(3)(4)	$1,089,558	$734,507	$1,730,564	$—	$—		$—	$—	$3,554,629
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$—		$—	$—	$—
Retirement(5)	$—	$—	$798,424	$—	$—		$—	$—	$798,424
Death(6)	$126,579	$734,507	$798,424	$—	$—		$—	$—	$1,659,510
Disability(7)	$—	$734,507	$798,424	$—	$—		$—	$—	$1,532,931
Involuntary With Cause	$—	$—	$—	$—	$—		$—	$—	$—
Involuntary Without Cause or Good Reason Resignation(8)	$—	$734,507	$703,145	$—	$—		$—	$—	$1,437,652
68     AGCO Corporation

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Executive / Termination Scenario(1)	Severance	Bonus	Vesting of Equity	Benefits	Retirement Benefits	Death Benefit	Disability Benefit	Estimated Total
Timothy O. Millwood
Change in Control(2)(3)(4)	$2,194,886	$763,975	$2,126,215	$137,526	$—	$—	$—	$5,222,602
Voluntary Termination without Good Reason	$—	$—	$—	$—	$—	$—	$—	$—
Retirement(5)	$—	$—	$874,021	$—	$—	$—	$—	$874,021
Death(6)	$131,657	$763,975	$874,021	$—	$—	$3,159,774	$—	$4,929,427
Disability(7)	$—	$763,975	$874,021	$—	$—	$—	$640,200	$2,278,196
Involuntary with Cause	$—	$—	$—	$—	$—	$—	$—	$—
Involuntary without Cause or Good Reason Resignation(8)	$526,629	$763,975	$703,145	$15,200	$—	$—	$—	$2,008,949
(1)All termination scenarios assume termination and/or change of control, as applicable, occurred on December 31, 2025, and a stock price of $104.32, which was the closing price of the Company’s common stock on December 31, 2025.
The employment agreements with executives generally contain certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant.
(2)Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:
•Mr. Hansotia would receive a lump-sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of his respective annual bonus received during the prior two completed years and the current year’s trend, payable in a lump sum. He would continue to receive life insurance and health benefits during a three-year period.
•Messrs. Audia, Dehner and Millwood would receive a lump-sum payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of these NEOs would continue to receive life insurance during a two-year period following termination. Mr. Audia would be entitled to receive group healthcare benefits for a period of 18 months following termination and Messrs. Dehner and Millwood would receive health benefits for a period of two years after termination.
•Mr. Felli would receive payment equal to (i) one times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to one time the three-year average of awards received during the prior two completed years and the current year’s trend. He would also continue to receive life insurance and group healthcare benefits during a one-year period following termination.
•The “Severance” column above includes the multiple of base salary and average bonus that the NEO would receive, the “Bonus” column includes the bonus for the year of termination (as also reflected in the 2025 Summary Compensation Table above), and the “Benefits” column includes the health and welfare benefits.
(3)All outstanding unvested equity awards are subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either qualifying termination of employment (as a result of death, disability or retirement, or by the Company without “good cause” or by the executive for “good reason”) or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants. In addition, if the equity grants are assumed on a change in control but then the NEO has a qualifying termination within two years of the change in control, (a) RSUs will vest in full and; (b) PSPs would have by their terms been converted into time-based RSUs upon the change in control (based on the greater of target or actual performance) and will vest pro-rata. With respect to certain PSP awards, in compliance with Code Section 409A, the pro-rata amount of time-based RSUs as converted on a change in control earned by retirement-eligible individuals based on their employment during the post-change in control period will be paid by March 15 of the year that follows the conclusion of the applicable year in the original performance cycle.
(4)In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2025 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the ENPP in the event of a change of control are different from the assumptions used in the actuarial valuation. There is no enhancement to the benefit amount under a change of control other than immediate vesting of the benefit, but see footnote 9 for an explanation as to why we show different values in the table for a change of control and other termination events.
(5)Mr. Hansotia is vested in his ENPP benefit, but was not eligible to commence his benefits as of December 31, 2025. Under the AIP, in the event of an approved retirement, a pro-rata portion of the bonus, based on actual performance, will be payable when the bonus is otherwise paid to other participants. No amounts were reported for a pro rata bonus upon retirement as none of the NEOs were retirement eligible as of December 31, 2025. Upon retirement, equity will vest in the same manner as upon death or disability, as described in notes 6 and 7 below.
(6)Upon death, the following provisions apply to each of the NEOs:
•The estate would receive the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.
2026 Proxy Statement     69

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
•Under the AIP, a pro-rata portion of the bonus, based on actual performance, is payable when the bonus is otherwise paid to other participants.
•A pro-rata portion of the RSUs that would have vested in the 12-month period following the NEO’s death will accelerate and vest.
•PSP awards remain outstanding and subject to pro-rata vesting at the end of the performance period, based on actual performance. There is no economic benefit represented in the chart above to reflect this treatment.
(7)Upon disability, the following provisions apply to each of the NEOs:
•Each of the NEOs would receive all sums otherwise payable to them by the Company through the date of disability. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.
•Under the AIP, a pro-rata portion of the bonus, based on actual performance, is payable when the bonus is otherwise paid to other participants.
•A pro-rata portion of the RSUs that would have vested in the 12-month period following the NEO’s disability will accelerate and vest.
•PSP awards remain outstanding and subject to pro-rata vesting at the end of the performance period, based on actual performance. There is no economic benefit represented in the chart above to reflect this treatment.
(8)If employment is terminated without cause or if the executive voluntarily resigns with good reason (not in connection with a change in control), the following provisions apply to each of the NEOs:
•Messrs. Audia and Millwood, each would receive (i) their base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if they had remained employed with the Company and (ii) a pro-rata portion of their bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Life insurance benefits are continued for Messrs. Audia and Millwood for the duration of the severance period. Messrs. Audia and Millwood would also receive up to 18 months of COBRA coverage at active employee rates. Mr. Dehner would receive (i) one times his base salary as in effect at the time of termination in three equal installments (at the time of termination, three months later and six months later, unless the Company, in its discretion, chooses to pay such amounts earlier) and (ii) a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.
•Mr. Felli would be entitled to severance benefits as provided in the applicable labor law (Brazil) at the date of termination; no value has been ascribed to those benefits in the table above.
•Mr. Hansotia would receive (i) his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company, (ii) a bonus equal to two times the three-year average of his awards received during the prior two completed years and the current year’s trend, payable in a lump sum within thirty (30) days after the date of such termination, and (iii) continued life insurance benefits for two years following termination and up to 18 months of COBRA coverage at active employee rates.
•Beginning with 2024 grants, upon a termination without “good cause,” the NEOs’ equity awards provide for pro-rata vesting of the next tranche of RSUs scheduled to vest and pro-rata vesting of PSP units based on the attainment of performance conditions at the end of the performance period, in each case, subject to the execution of a release of claims.
•The “Severance” column above includes the multiple of base salary and average bonus (if applicable) that the NEO would receive, the “Bonus” column includes the bonus for the year of termination (as also reflected in the 2025 Summary Compensation Table above), the “Benefits” column includes the health and welfare benefits, and the “Vesting of Equity” column reflects the pro-rata vesting of equity awards.
(9)Mr. Hansotia is currently vested in his ENPP retirement benefit. In the event of Mr. Hansotia’s termination within two years of a change of control, he would receive a $9,876,153 lump-sum payment on the first day of the seventh month following his termination (or earlier in the event of termination as a result of Mr. Hansotia’s death). In the event of his termination not within two years of a change in control, he would receive a $1,402,934 annual annuity for 15 years beginning at age 65 (and we show the value of one year’s worth of this annuity in the table). The present value of this annuity equals the benefits disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. There is no enhancement that would be added to his pension benefit if he had been terminated in the event of his termination due to any other cause on December 31, 2025.
(10)In the event of Mr. Dehner’s termination due to a change of control, he would receive a $1,981,112 lump sum payment from the Swiss pension plan in which he participates. In the event of his termination due to death, he would receive a $6,556,848 lump sum payment. In the event of his termination due to disability, he would receive a $686,360 annual annuity until age 65 (and we show the value of one year’s worth of this annuity in the table). In the event of his termination due to any other cause, he would receive a lump sum payment of $1,981,112, which corresponds to his vested benefits as per December 31, 2025.
70     AGCO Corporation

Pay Versus Performance
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between Compensation Actually Paid (“CAP”) to our Principal Executive Officer (“PEO”) and Non-PEO NEOs and certain financial performance measures of the Company. For further information concerning AGCO’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, see the “Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEO ($)(1)	Average Compensation Actually Paid to Non-PEO NEO ($)(1)	Total Shareholder Return ($)(1)	Peer Group Total Shareholder Return ($)(1)(2)	Net Income ($)(1)	Company-Selected Measure (Adjusted Operating Margin) (%)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025(4)	19,657,541	23,897,459	3,164,084	3,707,375	120.10	106.32	719.0	8.5%
2024(4)	14,722,878	(7,601,858)	2,400,750	(9,520)	106.45	92.33	(485.6)	9.2%
2023(4)	17,271,266	17,672,602	3,122,065	3,402,833	133.67	105.04	1,171.3	12.0%
2022(4)	13,350,453	25,100,778	3,122,828	4,771,244	145.11	114.99	874.7	10.3%
2021(4)	11,181,748	11,598,468	2,857,547	2,484,180	116.13	124.51	901.5	9.1%
(1)All balances are whole numbers except for net income, which are in millions.
(2)The peer group for purposes of Peer Group Total Shareholder Return is the MVIS Global Agribusiness Index.
(3)Adjusted operating margin is a non-GAAP measure, and a reconciliation is provided to the closest U.S. GAAP measure at the end of this proxy statement. For 2025, 7.7% represents what our adjusted operating margin would have been before any adjustments related to TAFE litigation and effects of North America tariffs. As a result of the Company’s Talent and Compensation Committee’s determination that TAFE litigation and effects of North America tariffs should be excluded from the calculation, the adjusted operating margin metric that was attained for purposes of our AIP in 2025 was 8.5%. The exclusion is further described in the 2025 Annual Incentive Payouts section in the “Compensation Discussion and Analysis.”
(4)Eric P. Hansotia was the Company’s PEO for all the years reflected above. The individuals comprising the Non-PEO NEOs for each year presented are noted below:
•2025 - Damon J. Audia, Torsten R.W. Dehner, Luis F.S. Felli and Timothy O. Millwood
•2024 - Damon J. Audia, Robert B. Crain, Seth H. Crawford and Timothy O. Millwood
•2023 - Damon J. Audia, Robert B. Crain, Torsten R.W. Dehner and Luis F.S. Felli
•2022 - Damon J. Audia, Andrew H. Beck, Robert B. Crain, Torsten R.W. Dehner and Hans-Bernd Veltmaat
•2021 - Andrew H. Beck, Robert B. Crain, Torsten R.W. Dehner and Hans-Bernd Veltmaat
2026 Proxy Statement     71

PAY VERSUS PERFORMANCE

	PEO	OTHER NEOs
Fiscal Year	2025	2025
Summary Compensation Table Total	$19,657,541	$3,164,084
- Change in Pension Value in Summary Compensation Table	(757,459)	(95,597)
+ Pension Service Cost	—	33,795
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(13,215,922)	(1,460,323)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	19,287,557	2,131,227
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	356,408	44,185
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested during Fiscal Year	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during Fiscal Year	(1,430,666)	(109,996)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions during Fiscal Year	—	—
Compensation Actually Paid	$23,897,459	$3,707,375
Listed below are the three performance measures for AGCO that we consider to be the most important for driving long-term returns for our stockholders. Adjusted operating margin and Return on Net Assets (RONA) are both goals under our annual incentive awards and are more fully discussed under “Compensation Discussion and Analysis – Description of Performance Measures.” Revenue and RONA are both goals for the performance-based awards under our long-term incentive plan. Over time, we have considered different performance measures to be the most important, and we would expect them to change in the future as well.

Most Important Company Performance Measures for Determining NEO Compensation
Adjusted operating margin(1)
RONA(1)
Revenue growth
(1)Adjusted operating margin and RONA are non-GAAP measures, and a reconciliation is provided to the closest U.S. GAAP measure at the end of this proxy statement. The reconciliation does not account for the exclusion of the TAFE litigation and effects of North America tariffs, which are described in the 2025 Annual Incentive Payouts section in the “Compensation Discussion and Analysis.”
72     AGCO Corporation

PAY VERSUS PERFORMANCE
RELATIONSHIPS WITH CERTAIN PERFORMANCE MEASURES
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEOs and our (i) Total Shareholder Return (TSR), (ii) net income and (iii) our Company-Selected Measure, Adjusted Operating Margin. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year, mix of performance metrics and other factors.
For additional context along with a review of our performance metrics, our process for setting executive compensation, and how our executive compensation design reinforces our compensation philosophy, please see the “Compensation Discussion and Analysis.”

AGCO CORPORATION CAP VS TSR

PEO CAP ($M)	Avg NEO CAP ($M)	AGCO TSR	MVIS Global Agribusiness Index TSR

2026 Proxy Statement     73

PAY VERSUS PERFORMANCE

AGCO CORPORATION CAP VS NET INCOME

PEO CAP ($M)	Avg NEO CAP ($M)	Net Income ($M)

AGCO CORPORATION CAP VS ADJUSTED OPERATING MARGIN

PEO CAP ($M)	Avg NEO CAP ($M)	Adjusted Operating Margin
*    Adjusted operating margin is a non-GAAP measure, and a reconciliation is provided to the closest U.S. GAAP measure at the end of this proxy statement. The reconciliation does not account for the exclusion of the TAFE litigation and effects of North America tariffs, which are described in the 2025 Annual Incentive Payouts section in the “Compensation Discussion and Analysis.”
74     AGCO Corporation

2025 CEO Pay Ratio
For the 2025 CEO Pay Ratio, we used the median employee we previously identified as of the December 31, 2023 determination date, because there had been no change in our employee population or employee compensation arrangements as of December 31, 2025 that we reasonably believe would result in a significant change to our pay ratio.
In 2023, our analysis began by determining that we had approximately 28,800 employees as of a December 31, 2023 determination date, including interns, apprentices, and part-time and seasonal employees. Although permitted by the SEC, we did not use the 5% de minimis rule to exclude or eliminate any employee group. We converted all cash compensation paid in foreign currency into U.S. dollars based upon the December 31, 2023 year-end exchange rates. Based on our consistently applied compensation measure of actual total cash compensation, we initially identified a non-U.S. median employee that had anomalous compensation characteristics. Therefore, we selected as our median employee a U.S.-based employee with substantially similar compensation to that of the non-U.S. employee. The median employee’s total 2025 compensation, as determined in a manner consistent with our Summary Compensation Table, was $62,806, and the CEO’s was $19,657,541.
Based on this methodology, we estimate the ratio of CEO pay to median employee pay is 313:1.

THE FOLLOWING REPORTS OF THE TALENT AND COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.
2026 Proxy Statement     75

Talent and Compensation Committee Report
The Talent and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Talent and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
The Talent and Compensation Committee has engaged Korn Ferry to serve as its independent compensation adviser to advise management and the Talent and Compensation Committee with respect to the Company’s compensation programs and to undertake various related studies and projects since 2020. During 2025, the Talent and Compensation Committee evaluated Korn Ferry’s independence pursuant to SEC and NYSE requirements and determined that no conflicts of interest arose from the work to be performed by Korn Ferry.
The aggregate fees billed by Korn Ferry for consulting services rendered to the Talent and Compensation Committee during 2025 related to the recommendation of the amount or form of executive and director compensation were approximately $260,000. The total amount of fees paid by the Company to Korn Ferry in 2025 for all other services, excluding Talent and Compensation Committee services, was approximately $148,200. These other services primarily related to compensation data and coaching services. The Talent and Compensation Committee recommended and approved the provision of these additional services to the Company by Korn Ferry.
The foregoing report is submitted by the Talent and Compensation Committee of the Board.
Sondra L. Barbour, Chair
Suzanne P. Clark
David Sagehorn
Matthew Tsien
76     AGCO Corporation

Audit Committee Report
To the Board of Directors:
The Audit Committee consists of the following members of the Board: David Sagehorn (Chair), Sondra L. Barbour, Zhanna Golodryga and Matthew Tsien. Each of the members is “independent” as defined by the NYSE and SEC.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2025 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2025.
We have discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.
We have received and reviewed the written disclosures from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, is compatible with maintaining KPMG LLP’s independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
The foregoing report has been furnished by the Audit Committee of the Board.
David Sagehorn, Chair
Sondra L. Barbour
Zhanna Golodryga
Matthew Tsien
2026 Proxy Statement     77

AUDIT COMMITTEE REPORT
AUDIT FEES
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2025 and 2024, the audit of the Company’s internal control over financial reporting for 2025 and 2024, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $7,423,000 and $10,891,000, respectively.
AUDIT-RELATED FEES
The aggregate fees billed by KPMG LLP for professional services rendered for 2025 and 2024 for audit-related fees were approximately $12,000 and $74,000, respectively. The amounts for 2025 and 2024 primarily represent fees for audits of employee benefit plans and required auditor certifications for various matters required in certain foreign jurisdictions.
TAX FEES
KPMG LLP did not provide any professional tax services during 2025 or 2024.
FINANCIAL AND OPERATIONAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries during 2025 or 2024.
ALL OTHER FEES OF KPMG LLP
KPMG LLP did not provide any other services during 2025 or 2024.
A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.
All of KPMG’s services and fees for services, whether audit or non-audit, are preapproved by the Audit Committee. In some instances, services and fees initially are preapproved by the Chair of the Audit Committee and then re-approved subsequently by the Audit Committee. All services performed by KPMG LLP for 2025 were approved by the Chair of the Audit Committee and the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2026, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
78     AGCO Corporation

Certain Relationships and Related Party Transactions
The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.
As of June 30, 2025, the Company entered into several agreements with Tractors and Farm Equipment Limited (“TAFE”), including the ones described further below among others, to resolve all outstanding disputes and other matters related to the commercial relationship between AGCO and TAFE as well as TAFE's shareholding in AGCO, ownership and use of the Massey Ferguson brand in India and certain other countries, and other key governance issues between the parties. Specifically as it relates to AGCO's shareholding in TAFE, the Company and TAFE entered into a Buyback Agreement (the “Buyback Agreement”) pursuant to which TAFE will repurchase the Company’s remaining shareholdings in TAFE for an aggregate amount of $260 million. On September 30, 2025, AGCO completed the sale to TAFE of AGCO’s ownership interest in TAFE for an aggregate amount of $260 million, with after-tax proceeds from the sale totaling approximately $230 million and recorded a gain of $251.9 million on the sale of the investment in affiliate within “Other expense (income), net” in the Company’s Consolidated Statements of Operations. As part of the sale process, the substantive provisions of the agreements AGCO entered into with TAFE on June 30, 2025 became effective, and the Amended and Restated Letter Agreement between AGCO and TAFE dated April 24, 2019, as most recently amended on July 7, 2025, expired.
Settlement Agreements
On June 30, 2025, the Company and TAFE entered into an Arbitrations Settlement Agreement and an India Litigation Settlement Agreement (collectively, the “Settlement Agreements”) pursuant to which the parties agreed to resolve claims arising from the Company’s termination of various commercial and brand agreements with TAFE and related arbitrations and litigation. Under the Settlement Agreements, the parties agreed to mutually release any and all claims against one another.
Intellectual Property Agreement
On June 30, 2025, the Company and TAFE entered into an Intellectual Property Agreement (the “Intellectual Property Agreement”) pursuant to which TAFE will take ownership of the Massey Ferguson brand in India, Nepal and Bhutan, having previously been a brand licensee for over 60 years, and the Company will retain certain protective rights, including rights of first refusal upon a proposed transfer of these intellectual property assets. The Intellectual Property Agreement also provides for certain customary confidentiality provisions.
Buyback Agreement
On June 30, 2025, the Company and TAFE entered into a Buyback Agreement (the “Buyback Agreement”) pursuant to which TAFE will repurchase the Company’s remaining shareholdings in TAFE for an aggregate amount of $260 million. As discussed above, AGCO completed the sale to TAFE of AGCO's ownership interest in TAFE on September 30, 2025.
Cooperation Agreement
On June 30, 2025, the Company and TAFE entered into a Cooperation Agreement (the “Cooperation Agreement”) pursuant to which TAFE agreed to standstill provisions with respect to its actions with regard to the Company, including the limitation on TAFE purchasing additional shares of the Company that would increase its holdings above its current percentage of outstanding shares, the requirement to vote its shares of the Company in accordance with recommendations from the Company’s Board of Directors and not engaging in future public stockholder activism. The standstill provisions do not expire. TAFE retained the discretion to vote independently on any publicly-announced proposals related to an Extraordinary Transaction (as defined in the Cooperation Agreement). The Cooperation Agreement releases TAFE from the restriction on purchasing shares in the Company following certain events such as (i) the Company’s public announcement of a possible sale of the Company, (ii) any person commencing a Board-approved public tender to acquire the Company, (iii) certain persons (other than TAFE) acquiring 12.5% or more of the Company’s outstanding shares, (iv) any person commencing a Qualified Tender Offer (as defined in the Cooperation Agreement), (v) any person commencing a public tender offer by filing a Schedule TO, or (vi) any person publicly announcing its intention to commence a public tender offer or makes a public offer. TAFE also agreed to participate pro rata in the Company’s share repurchase programs as authorized by the Company’s Board of Directors from time to time, but retains the right to maintain its current percentage level of beneficial ownership of the Company’s Common Stock.
2026 Proxy Statement     79

The foregoing descriptions of the TAFE Agreements are qualified in their entirety by reference to the full text of the TAFE Agreements, copies of which were included as Exhibits 10.2 through 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2025.
As of December 31, 2025, TAFE beneficially owned 12,150,152 shares of the Company’s common stock. In April 2024, the Company terminated all of its commercial relationships with TAFE and does not expect to incur material purchases. During 2025, 2024 and 2023, the Company purchased approximately $55.2 million, $165.9 million and $171.6 million, respectively, of tractors and components from TAFE. During 2025, 2024 and 2023, the Company sold approximately $0.1 million, $5.0 million and $3.6 million, respectively, of parts to TAFE. The Company received dividends from TAFE of approximately $0.7 million, $3.3 million and $2.9 million during 2025, 2024 and 2023, respectively.
Annual Report to Stockholders
The Company’s 2025 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2025, including consolidated financial statements, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of February 25, 2026.
Annual Report on Form 10-K
We will provide without charge a copy of our Annual Report filed on Form 10-K for the year ended December 31, 2025, including the consolidated financial statements, on the written request of the beneficial owner of any shares of our common stock on February 25, 2026. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
Independent Registered Public Accounting Firm
A representative of KPMG LLP, our independent registered public accounting firm for 2025, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2026, subject to stockholder ratification.
80     AGCO Corporation

Stockholders’ Proposals
Any stockholder of the Company who wishes to present a proposal at the 2027 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 12, 2026; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2026 Annual Meeting, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of our By-Laws or the rules of the SEC for inclusion therein.
Any stockholder of the Company who wishes to present a proposal at the 2027 Annual Meeting of stockholders of the Company, but not have such proposal included in our proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than January 11, 2027 and no earlier than December 12, 2026 and otherwise in accordance with the advance notice provisions of our By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of our By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of our By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.
2026 Proxy Statement     81

Reconciliation of Non-GAAP Measures
The following is a reconciliation of reported income (loss) from operations, net income (loss) attributable to AGCO and net income (loss) per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the years ended December 31, 2025, 2024, 2023, 2022 and 2021 (in millions, except per share data).

	Years Ended December 31,
	2025			2024			2023
	Income from Operations	Net Income(1)	Net Income per Share(1)	Income (Loss) from Operations	Net Income (Loss)(1)	Net Income (Loss) per Share(1)	Income from Operations(2)	Net Income(1)	Net Income per Share(1)(2)
As reported	$595.7	$726.5	$9.75	$(122.1)	$(424.8)	$(5.69)	$1,700.4	$1,171.4	$15.63
Restructuring and business optimization expenses	82.2	71.7	0.96	172.7	135.9	1.82	11.9	9.5	0.13
Amortization of PTx Trimble acquired intangibles	60.7	46.8	0.63	48.2	30.3	0.40	—	—	—
Transaction-related costs	21.6	8.3	0.11	67.7	55.0	0.74	16.0	11.8	0.16
Impairment charges	10.0	9.9	0.13	369.5	236.8	3.17	4.1	4.1	0.05
Loss on sale of business	10.8	10.8	0.14	507.3	507.3	6.80	—	—	—
Gain on sale of investment in affiliate	—	(219.2)	(2.93)	—	—	—	—	—	—
U.S. pension plan termination and settlement	—	—	—	—	18.5	0.25	—	—	—
Argentina currency devaluation impact	—	—	—	—	—	—	—	45.8	0.61
Divestiture-related foreign currency translation release	—	—	—	—	0.7	0.01	—	8.2	0.11
Discrete tax items	—	(261.8)	(3.51)	—	—	—	—	(85.9)	(1.15)
As adjusted	$781.0	$393.0	$5.28	$1,043.3	$559.7	$7.50	$1,732.3	$1,164.9	$15.55
82     AGCO Corporation

RECONCILIATION OF NON-GAAP MEASURES

	Years Ended December 31,
	2022			2021
	Income from Operations	Net Income(1)(2)	Net Income per Share(1)(2)	Income from Operations	Net Income(1)	Net Income per Share(1)
As reported	$1,265.4	$889.6	$11.87	$1,001.4	$897.0	$11.85
Restructuring expenses	6.1	4.8	0.06	15.3	11.8	0.16
Impairment charges	36.0	23.8	0.32	—	—	—
Divestiture-related foreign currency translation release	—	11.4	0.15	—	—	—
Deferred income tax adjustment	—	—	—	—	(123.4)	(1.63)
Gain on full acquisition of IAS joint venture	—	(3.4)	(0.05)	—	—	—
Write-down of investment in Russian finance joint venture	—	4.8	0.06	—	—	—
As adjusted	$1,307.5	$930.9	$12.42	$1,016.7	$785.4	$10.38
(1)Net income (loss) and net income (loss) per share amounts are after tax.
(2)Rounding may impact summation of amounts.
The following is a reconciliation of adjusted operating margin for the years ended December 31, 2025, 2024, 2023, 2022 and 2021 (in millions, except margin data):

	2025	2024	2023	2022	2021
Net sales	$10,082.0	$11,661.9	$14,412.4	$12,651.4	$11,138.3

Reported income (loss) from operations	595.7	(122.1)	1,700.4	1,265.4	1,001.4
Adjusted income from operations(1)	781.0	1,043.3	1,732.3	1,307.5	1,016.7
Reported operating margin(2)	5.9%	(1.0)%	11.8%	10.0%	9.0%
Adjusted operating margin(2)	7.7%	8.9%	12.0%	10.3%	9.1%
(1)Refer to the previous table for the reconciliation of income (loss) from operations to adjusted income from operations.
(2)Operating margin is defined as the ratio of income (loss) from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.
The following is a reconciliation of net cash provided by operating activities to free cash flow and free cash flow conversion for the years ended December 31, 2025 and 2024 (in millions, except percentages):

	2025	2024
Net cash provided by operating activities	$988.1	$689.9
Less:
Purchases of property, plant and equipment	(247.9)	(393.3)
Free cash flow(1)	$740.2	$296.6

Adjusted net income(2)	$393.0	$559.7
Free cash flow conversion(3)	188.3%	53.0%
(1)Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment.
(2)Refer to the previous table for the reconciliation of net income (loss) attributable to AGCO to adjusted net income.
(3)Free cash flow conversion is defined as net cash provided by operating activities less purchases of property, plant and equipment divided by adjusted net income.
The following table sets forth, for the year ended December 31, 2025, the impact to net sales of currency translation (in millions, except percentages):

Years ended December 31,			Change due to currency translation
2025	2024	% change from 2024	$	%
$10,082.0	$11,661.9	(13.5)%	273.6	2.3%
2026 Proxy Statement     83

RECONCILIATION OF NON-GAAP MEASURES
The following is a reconciliation of Return on Net Assets (RONA) for the years ended December 31, 2025, 2024 and 2023 (in millions, except RONA data):

	Years Ended December 31,
	2025	2024	2023
Accounts receivable(1)	$1,051.3	$1,235.3	$1,458.4
Inventory	2,709.3	2,731.3	3,440.7
Property, plant & equipment	1,996.2	1,818.6	1,920.9
Goodwill	1,898.8	1,820.4	1,333.4
Intangible assets	673.0	728.9	308.8
Accounts payable(2)	(908.6)	(773.4)	(1,164.2)
Accrued expenses	(2,538.7)	(2,469.6)	(2,903.8)
Total net assets	$4,881.3	$5,091.5	$4,394.2

Income (loss) from operations	$595.7	$(122.1)	$1,700.4
Restructuring and business optimization expenses	82.2	172.7	11.9
Loss on sale of business	10.8	507.3	—
Impairment charges	10.0	369.5	4.1
Transaction-related costs	21.6	67.7	16.0
Amortization of intangibles	71.1	81.0	57.7
Interest income	56.6	66.3	64.2
Discounts on sale of receivables	(90.3)	(118.2)	(148.4)
Return	$757.7	$1,024.2	$1,705.9
RONA	15.5%	20.1%	38.8%
(1)Excludes receivables from affiliates of $28.1 million, $32.0 million and $146.9 million as of December 31, 2025, 2024 and 2023, respectively.
(2)Excludes payables to affiliates of $42.4 million, $39.7 million and $43.1 million as of December 31, 2025, 2024 and 2023, respectively.
84     AGCO Corporation

Your Agriculture Company

AGCO CORPORATION
4205 RIVER GREEN PARKWAY
DULUTH, GA 30096

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V88381-P37943

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGCO CORPORATION

The Board of Directors recommends you vote "FOR" each of the following Director Nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Michael C. Arnold	☐	☐	☐
1b. Sondra L. Barbour	☐	☐	☐
1c. Suzanne P. Clark	☐	☐	☐
1d. James C. Collins, Jr.	☐	☐	☐
1e. Bob De Lange	☐	☐	☐
1f. Zhanna Golodryga	☐	☐	☐
1g. Eric P. Hansotia	☐	☐	☐
1h. Niels Pörksen	☐	☐	☐
1i. David Sagehorn	☐	☐	☐

The Board of Directors recommends you vote "FOR" the following:	**For**	**Against**	**Abstain**
2. Non-binding advisory resolution to approve the compensation of the Company's named executive officers.	☐	☐	☐
3. Ratification of KPMG LLP as the Company's independent registered public accounting firm for 2026.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST":	**For**	**Against**	**Abstain**
4. Stockholder proposal regarding giving stockholders an ability to call for a special stockholder meeting, if properly presented at the meeting.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Proxy Statement and Notice of Annual Meeting of Stockholders and 2025 Annual Report are available at www.proxyvote.com.

V88382-P37943

AGCO CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 23, 2026, 9:00 A.M. Eastern Standard Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Damon J. Audia, Roger N. Batkin, Eric P. Hansotia, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on February 25, 2026 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, GA 30096, at 9:00 a.m., Eastern Standard Time, on Thursday, April 23, 2026, and any adjournments thereof.

This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) “FOR” all of the nine director nominees; (ii) “FOR” the non-binding advisory resolution to approve the compensation of the Company’s named executive officers; (iii) “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2026; (iv) “AGAINST” the stockholder proposal giving stockholders an ability to call for a special stockholder meeting; and (v) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting.

Continued and to be signed on reverse side